UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Del Taco Restaurants, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36197	46-3340980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25521 Commercentre Drive

Lake Forest, CA 92630

(Address of Principal executive offices, including Zip Code)

(949) 462-9300

(Registrant’s telephone number, including area code)

Levy Acquisition Corp.

444 North Michigan Avenue, Suite 3500

Chicago, IL

(Name and former address of registration, which changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On June 30, 2015 (the “Closing Date”), the registrant consummated the previously announced business combination (the “Business Combination”) among Levy Acquisition Corp. (“LAC”) and Del Taco Holdings, Inc. (“Former Del Taco”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 12, 2015, by and among LAC, Levy Merger Sub, LLC, LAC’s wholly-owned subsidiary (“Merger Sub”), and Former Del Taco, providing for the merger (the “Merger”) of Merger Sub with and into Former Del Taco, with Former Del Taco surviving the merger as a wholly-owned subsidiary of LAC.

In connection with the closing of the Business Combination (the “Closing”), the registrant changed its name from Levy Acquisition Corp. to Del Taco Restaurants, Inc. Unless the context otherwise requires, “we,” “us,” “our,” “Del Taco” and the “Company” refer to the combined company and its subsidiaries, “LAC” refers to the registrant prior to the Closing and “Former Del Taco” or “Del Taco before the Business Combination” refers to the former Del Taco Holdings, Inc. before it became a wholly-owned subsidiary of the Company upon the Closing.

Item 1.01. Entry into a Material Definitive Agreement.

Management Rights Letter Agreement

On June 30, 2015, in connection with the Closing, LAC and GS Mezzanine Partners 2006 Institutional, L.P. (“GSMP VCOC”) entered into a Management Rights Letter Agreement (the “Management Rights Letter Agreement”). The Management Rights Letter Agreement serves to define certain rights of GSMP VCOC in order for GSMP VCOC’s indirect investment in shares of common stock of LAC, which GSMP 2006 Institutional US, Ltd. (“GSMP 2006 Institutional”) acquired as result of the Merger, to constitute “management rights” required to qualify as a venture capital investment under Department of Labor regulation Section 2510.3-101(d)(3).

Pursuant to the Management Rights Letter Agreement, the Company must provide GSMP VCOC with copies of the Company’s audited consolidated financial statements within 120 days after the end of each financial year. The Company must also provide GSMP VCOC with copies of the consolidated management accounts of the Company and its subsidiaries as at the end of and for that accounting quarter within 45 days of the end of each accounting quarter. The Company must also provide GSMP VCOC with true and correct copies of all documents, reports, financial data and such additional information as GSMP VCOC may at any time reasonably request and all reports of the Company that are filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, promptly after such reports are filed with the SEC.

Pursuant to the Management Rights Letter Agreement, GSMP VCOC has the right to meet from time to time with management personnel of the Company for the purpose of consulting with and advising management, obtaining information on all matters relating to the operation of the Company and their direct and indirect subsidiaries or expressing the views of GSMP VCOC on such matters. GSMP VCOC also has the right to visit and inspect any of the properties of the Company and its direct and indirect subsidiaries, including the books of account and to discuss its and their affairs, finances and accounts with management personnel of the Company and its direct and indirect subsidiaries.

Subject to certain exceptions set forth in the Management Rights Letter Agreement, GSMP VCOC has agreed to keep any information received in connection with the Management Rights Letter Agreement confidential and to not use any such information for any purpose other than monitoring its investment in the Company.

The Management Rights Letter Agreement will terminate at the earlier of: (i) such time as GSMP VCOC no longer has any direct or indirect investment in the Company; (ii) such time as GSMP VCOC no longer needs to qualify as a venture capital operating company; or (iii) such time that the investment of GSMP VCOC in the Company is “freely transferrable” as defined under the Department of Labor regulation Section 2510.3-101.

A copy of the Management Rights Letter Agreement is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the Management Rights Letter Agreement is qualified in its entirety by reference thereto.

Employment Letter Agreements and Severance Agreements

Each of Former Del Taco’s named executive officers (who became the Company’s executive officers at the Closing) had previously entered into an employment or severance agreement with Former Del Taco. These agreements will remain in place following the consummation of the Business Combination and are described below.

Murphy Employment Letter Agreement

Paul J.B. Murphy, III, the Company’s President and Chief Executive Officer, entered into an employment letter agreement with Former Del Taco on January 15, 2009, as amended on December 15, 2014 (the “Murphy Employment Letter Agreement”). The Murphy Employment Letter Agreement provides for base compensation, currently at a rate of $708,038, and eligibility for an annual cash bonus under Former Del Taco’s annual incentive plan. Mr. Murphy’s target bonus under the annual incentive plan is 100% of his annual base salary, with the actual bonus amount determined based on achievement of Former Del Taco’s annual Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) target. The Murphy Employment Letter Agreement also provides for participation in Former Del Taco’s health and welfare benefit package, which currently consists of the following: (i) medical, dental, vision and life insurance, (ii) four weeks of paid leave each year, and (iii) monthly car allowance of $620 and reimbursement of eligible mileage expenses.

Pursuant to the Murphy Employment Letter Agreement, in the event that the employment of Mr. Murphy is terminated by Former Del Taco without cause, Mr. Murphy would receive the following severance payments and benefits:

•	a payment each month for 12 months equal to one-twelfth of his current base salary; and

•	a pro-rata portion of the bonus paid to Mr. Murphy for the year prior to termination based on the amount of time for which he was employed in the year of termination.

A copy of the Murphy Employment Letter Agreement is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the Murphy Employment Letter Agreement is qualified in its entirety by reference thereto.

Cappasola Employment Letter Agreement

John Cappasola, Jr., the Company’s Executive Vice President and Chief Brand Officer, entered into an employment letter with Former Del Taco dated July 17, 2008, as amended on May 3, 2011 and December 15, 2014 (the “Cappasola Employment Letter Agreement”). Pursuant to the Cappasola Employment Letter Agreement, Mr. Cappasola is entitled to base compensation, which is currently at an annual rate of $287,971, and an annual incentive bonus with a target of 75% of his annual base salary. In addition, he is eligible to participate in Former Del Taco’s health and welfare benefit package.

Pursuant to the Cappasola Employment Letter Agreement, in the event that the employment of Mr. Cappasola is terminated by Former Del Taco without cause, Mr. Cappasola would receive the following severance payments and benefits:

•	a payment each month for 12 months equal to one-twelfth of his current base salary; and

•	continued participation, for a period of 12 months following termination, in Former Del Taco’s health plan or reimbursement of premiums for comparable health benefits (125% of the cost to Former Del Taco of providing the coverage prior to termination).

A copy of the Cappasola Employment Letter Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the Cappasola Employment Letter Agreement is qualified in its entirety by reference thereto.

Brake Severance Agreement

Steven L. Brake, the Company’s Executive Vice President and Chief Financial Officer, entered into a severance agreement with Former Del Taco as of July 21, 2009, as amended on December 15, 2014 (the “Brake Severance Agreement”). Mr. Brake’s 2014 salary and bonus target were determined by the Chief Executive Officer of Former Del Taco. Mr. Brake’s actual bonus reflects his allocation of Former Del Taco’s 2014 annual cash incentive bonus, which allocation was approved by Former Del Taco’s board of directors based upon the recommendation of Former Del Taco’s Chief Executive Officer.

Pursuant to the Brake Severance Agreement, in the event that the employment of Mr. Brake is terminated by Former Del Taco without cause, Mr. Brake would receive the following severance payments and benefits:

•	a payment each month for 12 months equal to one-twelfth of his current base salary (which shall be the higher of Mr. Brake’s base salary at the time of entering into his severance agreement or on the date of termination); and

•	a pro-rata portion of the bonus paid to Mr. Brake for the year prior to termination based on the amount of time for which he was employed in the year of termination; and

•	continued participation, for a period of 12 months following termination, in Former Del Taco’s health plan or reimbursement of premiums for comparable health benefits (125% of the cost to Former Del Taco of providing the coverage prior to termination).

Under the Brake Severance Agreement, in the event that Mr. Brake’s employment is terminated by reason of death or disability, in addition to any accrued and unpaid salary, he (or his estate) would also receive any accrued and unpaid incentive compensation.

A copy of the Brake Severance Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5 and is incorporated herein by reference, and the foregoing description of the Brake Severance Agreement is qualified in its entirety by reference thereto.

Senior Credit Facility, As Amended

On April 1, 2013, Former Del Taco entered into a Senior Credit Facility with General Electric Capital Corporation (the “Senior Credit Facility”) totaling $215 million consisting of a $175.0 million Term Loan and $40.0 million Revolver with maturity dates of October 1, 2018 and April 1, 2018, respectively. On April 21, 2014, Former Del Taco amended the Senior Credit Facility whereby the then outstanding balance of the Term Loan was increased by $62.0 million to $220.0 million and the revolving credit facility remained at $40 million. The amended Term Loan bears interest at LIBOR (not to be less than 1.00%) plus a margin of 4.50%. The weighted-average interest rate on the amended Term Loan at December 30, 2014 was 5.51%. Principal borrowings are payable on a quarterly basis in the amount of $550,000 beginning with June 30, 2014, with mandatory annual prepayment equal to 50% of excess cash flow beginning for the year ended December 29, 2015 which may be reduced by voluntary prepayments made during the fiscal year and which may be further reduced if the senior leverage ratio is less than 2.75 to 1.00, with the remaining principal and accrued interest payable in full at maturity on October 1, 2018. Former Del Taco made mandatory and voluntary prepayments on the Term Loan in the aggregate of $22.5 million during Fiscal 2014. The voluntary prepayments have been designated to cover the mandatory quarterly principal payments through the maturity of the Term Loan in October 2018. On March 20, 2015, Former Del Taco increased the borrowings on its Senior Credit Facility by $25.1 million and borrowed $10.0 million on its revolver. In addition, on March 12, 2015, Former Del Taco satisfied the rating condition in its Senior Credit Facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25% as of March 25, 2015.

A copy of the Senior Credit Facility is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Senior Credit Facility, as amended, is qualified in its entirety by reference thereto.

Item 1.02. Termination of a Material Definitive Agreement.

Registration Rights Agreement

As previously disclosed in LAC’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2015, LAC entered into a Stockholders Agreement (the “Stockholders Agreement”), by and among LAC, certain stockholders of Former Del Taco who acquired shares in the Company upon consummation of the Merger, certain stockholders of LAC and certain other persons, providing for certain agreements relating to the rights and restrictions of common stock of the Company held by the parties to the Stockholders Agreement following the Merger. In connection with entering into the Stockholders Agreement, effective upon the closing of the Merger, the parties to that certain Registration Rights Agreement (the “RR Agreement”), dated as of November 13, 2013, by and among Levy Acquisition Sponsor, LLC (the “Sponsor”), Howard Bernick, Greg Flynn, Marc Simon and Craig Duchossois (certain stockholders of LAC), agreed to terminate the RR Agreement and their rights and obligations thereunder. Accordingly, in connection with the Closing, the RR Agreement was terminated.

Investment Management Trust Agreement

In connection with the Closing, the Investment Management Trust Agreement, dated November 13, 2013, between LAC and Continental Stock Transfer & Trust Company, as trustee, was terminated.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Merger Agreement are described in LAC’s definitive proxy statement filed with the SEC on June 11, 2015 (the “Proxy Statement”) relating to the Special Meeting (as defined below) in the section entitled “Proposal No. 1—Approval of the Business Combination—The Merger Agreement,” which is incorporated by reference herein. In the Business Combination, Merger Sub merged with and into Former Del Taco, with Former Del Taco surviving the merger as a wholly-owned subsidiary of the Company.

The Business Combination was approved by LAC’s stockholders at the Special Meeting in lieu of the 2015 Annual Meeting of Stockholders held on June 30, 2015 (the “Special Meeting”).

In connection with the Closing, the Company redeemed a total of 1,115 shares of its common stock pursuant to the terms of the Company’s amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $11,150. In the Business Combination, the Company paid the following consideration to the former equity holders of Former Del Taco: (i) 16,553,540 shares of common stock of LAC (the “Stock Merger Consideration”) and (ii) $95 million (the “Cash Merger Consideration”). In addition, prior to the Closing, the Sponsor advanced to the Company $914,259 in working capital loans. At the Closing, the Sponsor converted $389,623 in these working capital loans into 389,623 private placement warrants.

As of the Closing Date, there were 38,802,425 shares of common stock of the Company outstanding and warrants exercisable for 12,639,293 shares of common stock of the Company. As of the Closing Date, the former equity holders of Former Del Taco owned approximately 11.7% of the outstanding common stock of the Company, LAC’s founders (including the Sponsor) owned approximately 10.0% of the outstanding common stock of the Company, the pre-closing LAC public stockholders owned approximately 38.1% of the outstanding common stock of the Company, the investors in the Initial Investment (as described in the Proxy Statement and other than the Levy Family (as defined in the Proxy Statement) and its affiliates and the Step 2 Co-Investors (as defined in the Proxy Statement)) owned approximately 23.6% of the outstanding common stock of the Company, and the Step 2 Co-Investors (as defined in the Proxy Statement) owned approximately 16.6% of the outstanding common stock of the Company.

Prior to the Closing, the Company was a shell company with no operations, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in its wholly owned subsidiary, Del Taco Holdings, Inc. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the transactions described herein;

•	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 44.

Business

The business of Former Del Taco prior to the Business Combination is described in the Proxy Statement in the section entitled “Information About Del Taco” beginning on page 196, which is incorporated by reference herein. The business of LAC prior to the Business Combination is described in the Proxy Statement in the section entitled “Information About LAC” beginning on page 178, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 44, which is incorporated by reference herein.

Selected Financial Information

The following table contains summary historical consolidated financial and other data for Former Del Taco as of and for the fiscal years ended December 30, 2014, December 31, 2013 and January 1, 2013 derived from Former

Del Taco’s audited consolidated financial statements for such periods, audited by Ernst & Young LLP, an independent registered public accounting firm. The summary consolidated statements of operations and cash flow data for the twelve weeks ended March 24, 2015 and March 25, 2014 and the consolidated balance sheet data as of March 24, 2015 have been derived from Former Del Taco’s unaudited interim condensed consolidated financial statements for such periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. You should read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included and incorporated by reference in this Current Report on Form 8-K.

	Twelve Weeks Ended		Fiscal Year Ended(1)
	March 24, 2015	March 25, 2014	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Statement of Operations Data:
Revenues:
Company restaurant sales	$90,883	$83,415	$380,800	$356,306	$345,590
Franchise revenue	3,001	2,768	12,973	12,515	12,409
Franchise sublease income	534	487	2,251	2,167	2,142

Total revenue	94,418	86,670	396,024	370,988	360,141

Operating expenses:
Restaurant operating expenses:
Food and paper costs	25,982	24,739	110,708	105,492	102,530
Labor and related expenses	27,923	25,805	116,920	108,788	109,534
Occupancy and other operating expenses	20,034	18,544	82,021	77,205	73,929
General and administrative	7,296	6,049	28,136	23,112	23,184
Depreciation and amortization	3,792	4,588	18,752	19,850	17,699
Occupancy and other – franchise subleases	505	465	2,145	2,073	2,060
Pre-opening costs	119	105	462	596	1,080
Impairment of long-lived assets	—	—	9,617	—	—
Restaurant closure charges, net	22	28	82	298	716
(Gain) loss on disposal of assets	—	(199)	(151)	209	35

Total operating expenses	85,673	80,124	368,692	337,623	330,767

Income from operations	8,745	6,546	27,332	33,365	29,374
Other expenses:
Interest expense	6,811	7,993	30,895	35,613	38,291
Transaction-related costs	6,316	—	1,936	—	—
Debt modification costs	135	—	1,241	4,178	—
Change in fair value of warrant liability	(35)	—	1,417	33	(2,634)

Total other expenses	13,227	7,993	35,489	39,824	35,657
Loss from operations before provision for income taxes	(4,482)	(1,447)	(8,157)	(6,459)	(6,283)
Provision for income taxes	458	440	1,098	80	1,939

Net loss	$(4,940)	$(1,887)	$(9,255)	$(6,539)	$(8,222)

	Twelve Weeks Ended		Fiscal Year Ended(1)
	March 24, 2015	March 25, 2014	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Consolidated Statement of Cash Flows Data:
Net cash (used in) provided by operating activities	$(751)	$12,501	$45,476	$41,325	$43,654
Net cash used in investing activities	(5,542)	(3,179)	(18,068)	(19,997)	(27,380)
Net cash provided by (used in) financing activities	8,271	(4,971)	(24,926)	(19,527)	(17,258)

	Twelve Weeks Ended	Fiscal Year Ended(1)
	March 24, 2015	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Balance Sheet Data – Consolidated
(at period end):
Cash and cash equivalents	$10,531	$8,553	$6,071	$4,270
Property and equipment, net(2)	87,213	85,164	93,464	90,645
Total assets	551,664	550,034	556,735	555,949
Total debt(3)	248,893	323,398	331,401	325,491
Total stockholders’ equity	168,974	81,404	89,898	95,579

	Twelve Weeks Ended		Fiscal Year Ended(1)
	March 24, 2015	March 25, 2014	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Other Operating Data (unaudited):
Restaurant Contribution(4)	$16,944	$14,327	$71,151	$64,821	$59,597
As a % of Company Restaurant Sales	18.6%	17.2%	18.7%	18.2%	17.2%
EBITDA(5)	$6,121	$11,134	$41,490	$49,004	$49,707
As a % of Total Revenue	6.5%	12.8%	10.5%	13.2%	13.8%
Adjusted EBITDA(5)	$13,210	$11,717	$58,848	$55,608	$51,991
As a % of Total Revenue	14.0%	13.5%	14.9%	15.0%	14.4%

(1)	Former Del Taco uses a 52- or 53-week fiscal year ending on the Tuesday closest to December 31. Fiscal year 2014, fiscal year 2013 and fiscal year 2012 ended on December 30, 2014, December 31, 2013 and January 1, 2013, respectively. In a 52-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 16 weeks of operations; in a 53-week fiscal year, the first, second and third quarters each include 12 weeks of operations and the fourth quarter includes 17 weeks of operations. Approximately every six or seven years a 53-week fiscal year occurs. Fiscal year 2014, fiscal year 2013 and fiscal year 2012 were 52-week fiscal years.
(2)	Property and equipment, net consists of property owned, net of accumulated depreciation and amortization.
(3)	Total debt consists of borrowings under Former Del Taco’s senior credit facility and subordinated notes (as defined under the section entitled “Del Taco Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources-Debt and Other Obligations” beginning on page 237 of the Proxy Statement) as well as capital lease obligations and deemed landlord financing liabilities. The outstanding balance of the subordinated notes of $111.2 million was paid in full on March 20, 2015.
(4)

Restaurant contribution is neither required by, nor presented in accordance with, generally accepted accounting principles (“GAAP”), and is defined as company restaurant sales less restaurant operating expenses. Restaurant contribution is a supplemental measure of operating performance of Former Del Taco restaurants and the calculation thereof may not be comparable to that reported by other companies. Restaurant contribution has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of Former Del Taco’s results as reported under GAAP. Management believes that restaurant contribution is an important tool for investors because it is a widely-used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Former Del Taco’s management uses restaurant contribution as a key metric to evaluate the profitability of incremental sales at Former Del Taco’s restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors. See the section entitled “Del Taco Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 215 of the Proxy Statement for a discussion of restaurant contribution and other key performance indicators.

A reconciliation of restaurant contribution to company restaurant sales is provided below:

	Twelve Weeks Ended		Fiscal Year Ended(1)
	March 24, 2015	March 25, 2014	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Company restaurant sales	$90,883	$83,415	$380,800	$356,306	$345,590
Restaurant operating expenses	73,939	69,088	309,649	291,485	285,993

Restaurant contribution	$16,944	$14,327	$71,151	$64,821	$59,597

(5)	EBITDA and Adjusted EBITDA are neither required by, nor presented in accordance with GAAP, and are included in this Current Report on Form 8-K because they are key metrics used by management of Former Del Taco and Former Del Taco’s board of directors to assess financial performance. EBITDA and Adjusted EBITDA are frequently used by analysts, lenders and other interested parties to evaluate companies in Former Del Taco’s industry.

EBITDA and Adjusted EBITDA are not GAAP measures of financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not reflect tax payments, debt service requirements, capital expenditures, company restaurant openings and certain other cash costs that may recur in the future, including, among other things, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. Management compensates for these limitations by relying on GAAP results in addition to using EBITDA and Adjusted EBITDA supplementally. Former Del Taco’s measures of EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled captions of other companies due to different methods of calculation.

A reconciliation of net loss to EBITDA and Adjusted EBITDA is set forth below:

	Twelve Weeks Ended		Fiscal Year Ended
	March 24, 2015	March 25, 2014	2014	2013	2012
	(Amounts in thousands)
Net loss	$(4,940)	$(1,887)	$(9,255)	$(6,539)	$(8,222)
Non-GAAP adjustments:
Provision for income taxes	458	440	1,098	80	1,939
Interest expense, net	6,811	7,993	30,895	35,613	38,291
Depreciation and amortization	3,792	4,588	18,752	19,850	17,699

EBITDA	$6,121	$11,134	$41,490	$49,004	$49,707

Stock based compensation expense(a)	532	287	954	1,290	3,087
(Gain) loss on disposal of assets(b)	—	(199)	(151)	209	35
Impairment of long-lived assets(c)	—	—	9,617	—	—
Restaurant closure charges, net(d)	22	28	82	298	716
Debt modification costs(e)	135	—	1,241	4,178	—
Transaction-related costs(f)	6,316	—	1,936	—	—
Change in fair value of warrant liability(g)	(35)	—	1,417	33	(2,634)
Pre-opening costs(h)	119	105	462	596	1,080
Insurance reserves adjustment(i)	—	362	1,800	—	—

Adjusted EBITDA	$13,210	$11,717	$58,848	$55,608	$51,991

(a)	Includes non-cash, stock-based compensation.
(b)	(Gain) loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of long-lived assets.
(d)	Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.
(e)	Includes costs associated with debt refinancing transactions in April 2013, April 2014 and March 2015.
(f)	Includes costs related to the strategic sale process which commenced during 2014 and resulted in the stock purchase agreement with the Levy Newco Parties (as defined in the Proxy Statement) and the Merger Agreement.
(g)	Relates to fair value adjustments to the warrants to purchase shares of common stock of Former Del Taco that had been issued to certain of the GSMP Parties (as defined in the Proxy Statement) and their affiliate, all of which were exchanged for shares of common stock of Former Del Taco on March 20, 2015.
(h)	Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(i)	Includes a $1.8 million increase in fiscal 2014, of which $0.4 million was related to the twelve weeks ended March 25, 2014, in workers’ compensation expense due to higher payments and reserves related to underlying claims activity.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the “Selected Financial Information” and Former Del Taco’s consolidated financial statements and related notes thereto included elsewhere or incorporated by reference in this Current Report on Form 8-K. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Former Del Taco management’s expectations. Factors that could cause such differences are discussed in “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K and “Risk Factors” incorporated by reference in this Current Report on Form 8-K. The Company assumes no obligation to update any of these forward-looking statements.

Fiscal Year

Former Del Taco operates on a 52- or 53-week fiscal year ending on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2014 is the 52-week period ended December 30, 2014 (Fiscal 2014). Fiscal year 2013 is the 52-week period ended December 31, 2013 (Fiscal 2013). Fiscal year 2012 is the 52-week period ended January 1, 2013 (Fiscal 2012). Fiscal year 2015 will be a 52-week period ended December 29, 2015 (Fiscal 2015).

Overview

Former Del Taco is a nationwide operator and franchisor of restaurants featuring fresh and fast cuisine, including both Mexican inspired and American classic dishes. There are 546 Former Del Taco restaurants, a majority of these in the Pacific Southwest. In each of its restaurants, Former Del Taco’s food is made to order in working kitchens. Former Del Taco serves its customers fresh and high-quality food typical of fast casual restaurants but with the speed, convenience and value associated with traditional quick service restaurants (“QSRs”). With attributes of both a fast casual restaurant and a QSR—a combination we call QSR+— Former Del Taco occupies a place in the restaurant market distinct from its competitors. With a menu designed to appeal to a wide variety of budgets and tastes and recently updated interior and exterior designs across virtually its entire system, Former Del Taco is poised for growth, operating within the fastest growing segment of the restaurant industry, the limited service restaurant (“LSR”) segment. With an average check of $6.49, Former Del Taco offers a compelling value proposition relative to both QSR and fast casual peers.

History

Former Del Taco was founded in 1964 in Yermo, California by entrepreneur Edward Hackbarth with the idea of combining traditional American fare with Mexican-inspired food. Former Del Taco opened its first franchised locations during 1966. In 1976, the business was sold to W.R. Grace & Company, and by the end of 1978, there were 100 restaurants. In 1988, an acquisition combined the Former Del Taco concept with the Naugles Restaurant chain to create a combined concept of over 270 restaurants. The concept came under new private ownership during the 1990s until it was acquired by a consortium of private equity firms in March 2006 and subsequently recapitalized in May 2010 by equity sponsors, Goldman Sachs Mezzanine Partners (“GSMP”), Leonard Green & Partners, L.P. (“Green”), and Charlesbank Capital Partners, LLC (“Charlesbank”). On March 20, 2015, a group of investors assembled by restaurateur Larry Levy purchased approximately 46% of the equity in Former Del Taco as an initial investment toward an expected merger with LAC.

Growth Strategies and Outlook

Former Del Taco is focused on expanding its business, driving restaurant sales growth, enhancing its competitive positioning, and achieving strong earnings per share in the short term and over time.

Former Del Taco believes it has significant potential for growth in terms of average unit sales, profitability and total number of company-operated and franchised restaurants. Former Del Taco estimates, based on internal analysis and a study prepared by a leading national consulting firm, a total restaurant potential in the United States of approximately 2,000 domestic locations. For the year ended December 30, 2014, Former Del Taco opened five new company-operated and six new franchised restaurants, and in 2015, Former Del Taco intends to open six to eight new company-operated and seven to nine new franchised restaurants across established markets within California, Nevada, Oregon, Utah, Idaho, Georgia and Oklahoma. Former Del Taco plans to accelerate the pace of growth after 2016, with an increasing emphasis on growing its system of franchisees. To increase same store sales, Former Del Taco plans to increase customer frequency, attract new customers, improve throughput and improve per person spend. With a series of new menu initiatives that will roll out over the next 36 months, Former Del Taco has a strategy to enhance profitability and sales while continuing to deliver on its mission of providing excellent food quickly and at an appealing price. Former Del Taco believes it is well positioned for future growth, with a developed corporate infrastructure capable of supporting an expanded restaurant base. Additionally, Former Del Taco believes it has an opportunity to optimize costs and enhance profitability as it benefits from increased economies of scale. However, no aspect of growth is guaranteed.

Highlights and Trends

Same Store Sales

Same store sales growth reflects the change in year-over-year sales for the same store base. Former Del Taco includes a restaurant in the same store base in the accounting period following its 18th full month of operations. For the twelve weeks ended March 24, 2015, Fiscal 2014 and Fiscal 2013, system-wide same store sales increased 7.7%, 5.2% and 1.1%, respectively. Same store sales at company-operated restaurants increased 7.9% for the twelve weeks ended March 24, 2015, 5.3% for Fiscal 2014 and 1.8% for Fiscal 2013. The increase in company-operated same store sales in the twelve weeks ended March 24, 2015 was driven by an increase in average check size of 4.0% and an increase in traffic of 3.9% compared to the twelve weeks ended March 25, 2014. The increase in company-operated same store sales in Fiscal 2014 was driven by an increase in average check size of 3.1% and an increase in traffic of 2.2% compared to Fiscal 2013. The increase in company-operated same store sales in Fiscal 2013 was driven by an increase in average check size of 1.2% and an increase in traffic of 0.6% compared to Fiscal 2012. Same store sales at franchised restaurants increased 7.5%, 5.2% and 0.2% for the twelve weeks ended March 24, 2015, Fiscal 2014 and Fiscal 2013, respectively.

Restaurant Development

Former Del Taco restaurant counts at the end of the twelve weeks ended March 24, 2015, and each of the last three fiscal years are as follows:

	Twelve Weeks Ended	Fiscal Year Ended
	March 24, 2015	2014	2013	2012
Company-operated restaurant activity:
Beginning of period	304	300	298	287
Openings	—	5	5	11
Closures	—	(1)	(3)	(1)
Purchased from franchisee	—	—	—	1
Restaurants at end of period	304	304	300	298
Franchised restaurant activity:
Beginning of period	243	247	253	245
Openings	—	6	6	12
Closures	(1)	(10)	(12)	(3)
Restaurants sold to Company	—	—	—	(1)
Restaurants at end of period	242	243	247	253
Total restaurant activity:
Beginning of period	547	547	551	532
Openings	—	11	11	23
Closures	(1)	(11)	(15)	(4)
Restaurants at end of period	546	547	547	551

Since 2012, Former Del Taco has focused on repositioning its brand, increasing brand awareness, re-imaging its restaurants, strengthening operational capabilities and refinancing indebtedness to build a foundation for future organic and new unit growth. New restaurant development is expected to contribute to Former Del Taco’s growth strategy. Former Del Taco plans to open an estimated six to eight company-operated restaurants in Fiscal 2015. Additionally, Former Del Taco estimates that franchisees will open seven to nine new restaurants in Fiscal 2015. From time to time, Former Del Taco and its franchisees close restaurants and Former Del Taco anticipates closing approximately 14 company-operated restaurants in Fiscal 2015, including the 13 restaurants discussed on page 202 of the Proxy Statement in the section entitled “Information About Del Taco—Site Selection and Expansion—Underperforming Restaurants.”

Restaurant Re-Imaging

Former Del Taco and its franchisees commenced the Ambience Shake Up (“ASU”) re-imaging program in 2012 and, as of March 24, 2015, a total of 469 restaurants feature Former Del Taco’s current image through a re-image or new prototype design, including all 304 restaurants that are company-operated. Former Del Taco expects over 90% of its restaurant system to feature the current image by the end of 2015. The ASU remodeling program involved a use of cash and impacted net property and depreciation line items on the consolidated balance sheets and statements of comprehensive loss, among others. The cost of the Ambience Shake Up restaurant remodels varied depending on the scope of work required, but on average the company-operated investment was $45,000 per restaurant. Former Del Taco believes the ASU remodeling program is an important strategic element that has led to higher system restaurant sales and a strengthened brand.

Recent Events

On March 12, 2015, LAC and Former Del Taco entered into the Merger Agreement. The Merger Agreement provided for the combination of LAC and Former Del Taco through a merger of Merger Sub with and into Former Del Taco, whereby Former Del Taco became a wholly owned subsidiary of the Company. The parties to the Merger Agreement consummated the Merger on June 30, 2015. As a result of the Merger, LAC acquired all of the common stock of Former Del Taco.

Concurrent with the execution of the Merger Agreement, Levy Epic Acquisition Company, LLC (“Levy Newco”), Levy Epic Acquisition Company II, LLC (“Levy Newco II” and with Levy Newco, the “Levy Newco Parties”), Former Del Taco and Former Del Taco’s stockholders entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, the Levy Newco Parties agreed to purchase 2,348,968 shares from Former Del Taco for $91.2 million in cash, and to purchase 740,564 shares directly from existing Former Del Taco stockholders for $28.8 million in cash (the “Initial Investment”). As a result of the Initial Investment, an aggregate of 3,089,532 shares of Former Del Taco’s common stock were purchased by the Levy Newco Parties for total cash consideration of $120.0 million. Concurrent with the execution of the Initial Investment, Former Del Taco increased its borrowing capacity under its existing term loan credit facility by $25.1 million. Proceeds from the increased borrowings under the 2013 Term Loan, a $10.0 million drawdown under Former Del Taco’s $40.0 million revolving credit facility, and the $91.2 million received by Former Del Taco from the sale of Former Del Taco common stock to the Levy Newco Parties was used to repay the outstanding balance of Former Del Taco’s subordinated notes of $111.2 million and pay transaction costs. As a result of the repayment of the subordinated notes, Former Del Taco expects an annual net interest savings of over $13.0 million.

In addition, on March 12, 2015, Former Del Taco satisfied the rating condition in its senior credit facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25% as of March 25, 2015.

During the year ended December 30, 2014, Former Del Taco recorded impairment of long-lived assets charges totaling $9.6 million related to thirteen underperforming restaurants that generated negative restaurant contribution of approximately $1.6 million during the 52 weeks ended December 30, 2014. In the second quarter of 2015, Former Del Taco commenced a plan to close these underperforming restaurants and enter into subleases with third parties. Upon closure, which is expected to occur by the end of 2015, Former Del Taco will record restaurant closure charges that will include the present value of the future lease obligations net of estimated sublease income, as well as brokerage commissions and other direct costs associated with the closure. Former Del Taco estimates the subleases will include a substantial recovery of the future lease obligation which will help to mitigate the initial restaurant closure charge and the annual cash sublease shortfall.

Key Performance Indicators

Former Del Taco utilizes a variety of financial and performance measures in assessing the performance of its business. These key measures for determining how its business is performing include company restaurant sales, same store sales, company-operated average unit volumes, restaurant contribution and restaurant contribution margin, number of new restaurant openings, EBITDA and Adjusted EBITDA.

Company Restaurant Sales

Company restaurant sales consists of sales of food and beverages in company-operated restaurants net of promotional allowances, employee meals and other discounts. Company restaurant sales in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, same store sales and per restaurant sales.

Seasonal factors and the timing of holidays cause revenue to fluctuate from quarter to quarter. Revenue per restaurant is typically lower in the first quarter due to reduced January traffic. As a result of seasonality, quarterly and annual results of operations and key performance indicators such as company restaurant sales and same store sales may fluctuate.

Same Store Sales Growth

Former Del Taco regularly monitors company, franchise and total system same store sales. Same store sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Former Del Taco includes a restaurant in the same store base in the accounting period following its 18th full month of operations. As of March 24, 2015, December 30, 2014, December 31, 2013 and January 1, 2013, there were 297, 296, 288 and 281 restaurants, respectively, in the comparable company-operated restaurant base. As of March 24, 2015, December 30, 2014, December 31, 2013 and January 1, 2013, there were 235, 235, 238 and 235 restaurants, respectively, in the comparable franchise-operated restaurant base. This measure highlights the performance of existing restaurants as the impact of new restaurant openings is excluded. Same store sales growth can be generated by an increase in the number of transactions and/or by increases in the average check resulting from a shift in menu mix and/or higher prices resulting from new products, promotions or price increases.

Company-Operated Average Unit Volumes

Former Del Taco measures company-operated average unit volumes (AUVs) on both a weekly and an annual basis. Weekly AUVs are calculated by dividing the sales from comparable company-operated restaurants over a seven day period from Wednesday to Tuesday by the number of comparable restaurants. Annual AUVs are calculated by dividing sales for the trailing 52-week period for all company-operated restaurants that are in the comparable base by the total number of restaurants in the comparable base for such period. This measurement allows management to assess changes in consumer traffic and spending patterns at Former Del Taco restaurants and the overall performance of the restaurant base.

Restaurant Contribution and Restaurant Contribution Margin

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP. Former Del Taco’s management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Former Del Taco’s management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Former Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors. See “Selected Financial Information” included elsewhere in this Current Report on Form 8-K for a reconciliation of restaurant contribution to company restaurant sales.

Number of New Restaurant Openings

The number of restaurant openings reflects the number of new restaurants opened by Former Del Taco and its franchisees during a particular reporting period. Before a new restaurant opens, Former Del Taco and its franchisees incur pre-opening costs, as described below. Some new restaurants open with an initial start-up period of higher than normal sales volumes, which subsequently decrease to stabilized levels. Typically, new restaurants experience normal inefficiencies in the form of higher food and paper, labor and other direct operating expenses and, as a result, restaurant contribution margins are generally lower during the start-up period of operation. Typically, the average start-up period after which new company restaurant sales and restaurant operating expenses normalize is approximately 13 to 26 weeks. In new markets, the length of time before average company restaurant sales and restaurant operating expenses for new restaurants stabilize is less predictable and can be longer as a result of limited knowledge of these markets and consumers’ limited awareness of Former Del Taco’s brand. When Former Del Taco enters new markets, it may be exposed to start-up times that are longer and restaurant contribution margins that are lower than typical historical experience, and these new restaurants may not be profitable and their sales performance may not follow historical patterns.

EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation, amortization and items that Former Del Taco does not consider representative of ongoing operating performance, as identified in the reconciliation table below.

EBITDA and Adjusted EBITDA as presented in the financial statements and the related notes included and incorporated by reference in this Current Report on Form 8-K are supplemental measures of performance that are neither required by, nor presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income (loss), income from operations or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of liquidity. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future Former Del Taco may incur expenses or charges such as those added back to calculate EBITDA and Adjusted EBITDA. Former Del Taco’s presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of results as reported under GAAP. Some of these limitations include but are not limited to:

(i)	they do not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments;

(ii)	they do not reflect changes in, or cash requirements for, working capital needs;

(iii)	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

(iv)	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

(v)	they do not adjust for all non-cash income or expense items that are reflected in the statements of cash flows;

(vi)	they do not reflect the impact of earnings or charges resulting from matters Former Del Taco considers not to be indicative of ongoing operations; and

(vii)	other companies in the industry may calculate these measures differently than Former Del Taco does, limiting their usefulness as comparative measures.

Former Del Taco compensates for these limitations by providing specific information regarding the GAAP amounts excluded from such non-GAAP financial measures. Former Del Taco further compensates for the limitations in the use of non-GAAP financial measures by presenting comparable GAAP measures more prominently.

Former Del Taco believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). Former Del Taco also presents EBITDA and Adjusted EBITDA because (i) it believes these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in its industry, (ii) it believes investors will find these measures useful in assessing its ability to service or incur indebtedness, and (iii) it uses EBITDA and Adjusted EBITDA internally as benchmarks to compare performance to that of competitors.

The following table sets forth reconciliations of EBITDA and Adjusted EBITDA to net loss:

	Twelve Weeks Ended		Fiscal Year Ended
	March 24, 2015	March 25, 2014	2014	2013	2012
	(Amounts in thousands)
Net loss	$(4,940)	$(1,887)	$(9,255)	$(6,539)	$(8,222)
Non-GAAP adjustments:
Provision for income taxes	458	440	1,098	80	1,939
Interest expense, net	6,811	7,993	30,895	35,613	38,291
Depreciation and amortization	3,792	4,588	18,752	19,850	17,699

EBITDA	$6,121	$11,134	$41,490	$49,004	$49,707

Stock based compensation expense(a)	532	287	954	1,290	3,087
(Gain) loss on disposal of assets(b)	—	(199)	(151)	209	35
Impairment of long-lived assets(c)	—	—	9,617	—	—
Restaurant closure charges, net(d)	22	28	82	298	716
Debt modification costs(e)	135	—	1,241	4,178	—
Transaction-related costs(f)	6,316	—	1,936	—	—
Change in fair value of warrant liability(g)	(35)	—	1,417	33	(2,634)
Pre-opening costs(h)	119	105	462	596	1,080
Insurance reserves adjustment(i)	—	362	1,800	—	—

Adjusted EBITDA	$13,210	$11,717	$58,848	$55,608	$51,991

(a)	Includes non-cash, stock-based compensation.
(b)	(Gain) loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	Includes costs related to impairment of long-lived assets.
(d)	Includes costs related to future obligations associated with the closure or net sublease shortfall of a restaurant.
(e)	Includes costs associated with debt refinancing transactions in April 2013, April 2014 and March 2015.
(f)	Includes costs related to the strategic sale process which commenced during 2014 and resulted in the Stock Purchase Agreement and the Merger Agreement.
(g)	Relates to fair value adjustments to the warrants to purchase shares of common stock of Former Del Taco that had been issued to certain of the GSMP Parties and their affiliate, all of which were exchanged for shares of common stock of Former Del Taco on March 20, 2015.
(h)	Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(i)	Includes a $1.8 million increase in fiscal 2014, of which $0.4 million was related to the twelve weeks ended March 25, 2014, in workers’ compensation expense due to higher payments and reserves related to underlying claims activity.

Key Financial Definitions

Company Restaurant Sales

Company restaurant sales represents sale of food and beverages in company-operated restaurants, net of promotional allowances, employee meals and other discounts. Company restaurant sales in any period is directly influenced by the number of operating weeks in such period, the number of open restaurants, same store sales and per restaurant sales.

Franchise Revenue

Franchise revenue consists of franchise royalty income from the franchisee and, to a lesser extent, franchise fees from franchise owners for new franchise restaurant openings. Franchise fees are recognized when all material obligations have been performed and conditions have been satisfied, typically when operations of a new franchise restaurant have commenced. The fees Former Del Taco collects upon signing a franchise agreement are deferred until operations have commenced.

Franchise Sublease Income

Franchise sublease income consists of rental income received from franchisees related to properties where Former Del Taco has subleased a leasehold interest to the franchisee but remains primarily liable to the landlord.

Food and Paper Costs

Food and paper costs include the direct costs associated with food, beverage and packaging of menu items. The components of food and paper costs are variable in nature, change with sales volume and are impacted by menu mix and are subject to increases or decreases based on fluctuations in commodity costs. Other important factors causing fluctuations in food and paper costs include seasonality, promotional activity and restaurant level management of food and paper waste. Food and paper are a significant expense and can be expected to grow proportionally as company restaurant sales grows.

Labor and Related Expenses

Labor and related expenses include all restaurant-level management and hourly labor costs, including wages, benefits, bonuses, workers’ compensation expense, group health insurance, paid leave and payroll taxes. Like other expense items, Former Del Taco expects labor and related expenses to grow proportionately as company restaurant sales grows. Factors that influence fluctuations in labor and related expenses include minimum wage and payroll tax legislation, health care costs and the performance of Former Del Taco restaurants.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses include all other restaurant-level operating expenses, such as rent, utilities, restaurant supplies, repairs and maintenance, credit and debit card processing fees, advertising, insurance, common area maintenance, real estate taxes and other restaurant operating costs.

General and Administrative Expenses

General and administrative expenses are comprised of expenses associated with corporate and regional supervision functions that support the operations of existing restaurants and development of new restaurants, including compensation and benefits, travel expenses, stock-based compensation expenses, legal and professional fees, information systems, corporate office occupancy costs and other related corporate costs. Also included are expenses above the restaurant level, including salaries for field management, such as area and regional managers, and franchise operational support. General and administrative expenses are expected to grow as Former Del Taco grows, including incremental legal, accounting, insurance, investor relations and other expenses that will be incurred as a public company.

Depreciation and Amortization

Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including leasehold improvements and equipment, and amortization of various intangible assets primarily including leasehold interests and franchise rights.

Occupancy and Other—Franchise Subleases

Occupancy and other—franchise subleases includes rent and property taxes paid on properties subleased to franchisees where Former Del Taco that remains primarily liable to the landlord.

Pre-opening Costs

Pre-opening costs are incurred in connection with the opening of new restaurants and incurred prior to opening, including restaurant labor related to the hiring and training of restaurant employees, as well as supplies, occupancy and other operating expenses associated with the opening of new restaurants. Pre-opening costs are expensed as incurred.

Impairment of Long-Lived Assets

Former Del Taco reviews long-lived assets such as leasehold improvements, equipment and intangibles on a unit-by unit basis for impairment whenever events or circumstances indicate the value of the assets may not be recoverable and records an impairment charge when appropriate.

Restaurant Closure Charges, Net

Restaurant closure charges, net, consists primarily of the future obligations associated with the closure or net sublease shortfall of a restaurant, including the present value of future lease obligations net of estimated sublease income, if any, accretion of the liability during the reporting period and any positive or negative adjustments to the liability as more information becomes available.

(Gain) Loss on Disposal of Assets

(Gain) loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements, furniture, fixtures or equipment in the ordinary course of business, net of the amortization of gains on asset sales associated with sale-leaseback transactions that do not qualify for sale-leaseback accounting treatment and gains from disposal of assets related to eminent domain.

Interest Expense, Net

Interest expense, net, consists primarily of interest expense on outstanding debt. Debt issuance costs are amortized at cost over the life of the related debt.

Transaction-Related Costs

Transaction-related costs consists of direct costs incurred in connection with the strategic sale process which commenced during 2014.

Debt Modification Costs

In April 2013, Former Del Taco refinanced its existing debt by entering into a new senior secured credit facility and incurred charges for a call premium, write-off of previous deferred financing costs and new lender and third party costs.

In April 2014, Former Del Taco refinanced its existing debt by amending the senior secured credit facility and incurred charges for a write-off of previous deferred financing costs and new lender and third party costs.

In March 2015, Former Del Taco refinanced its existing debt by amending the senior secured credit facility and incurred lender and third party costs.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value.

Provision for Income Taxes

Provision for income taxes consists of federal and state current and deferred income tax expense.

Results of Operations for Twelve Weeks Ended March 24, 2015 Compared to Twelve Weeks Ended March 25, 2014

The following table presents operating results for the twelve weeks ended March 24, 2015 and March 25, 2014 in absolute terms and expressed as a percentage of total revenue, as compared below:

	Twelve Weeks Ended
	March 24, 2015		March 25, 2014		Increase / (Decrease)
(Amounts in thousands)	($)	(%)	($)	(%)	($)	(%)
Statement of Operations Data:
Revenue
Company restaurant sales	$90,883	96.3	$83,415	96.2	$7,468	9.0
Franchise revenue	3,001	3.2	2,768	3.2	233	8.4
Franchise sublease income	534	0.5	487	0.6	47	9.7

Total revenue	94,418	100.0	86,670	100.0	7,748	8.9

Operating expenses
Restaurant operating expenses(1):
Food and paper costs(1)	25,982	28.6	24,739	29.7	1,243	5.0
Labor and related expenses(1)	27,923	30.7	25,805	30.9	2,118	8.2
Occupancy and other operating expenses(1)	20,034	22.0	18,544	22.2	1,490	8.0

Total restaurant operating expenses(1)	73,939	81.3	69,088	82.8	4,851	7.0
General and administrative	7,296	7.7	6,049	7.0	1,247	20.6
Depreciation and amortization	3,792	4.0	4,588	5.3	(796)	(17.3)
Occupancy and other-franchise subleases	505	0.5	465	0.5	40	8.6
Pre-opening costs	119	0.1	105	0.1	14	13.3
Restaurant closure charges, net	22	*	28	*	(6)	(21.4)
(Gain) loss on disposal of assets	—	—	(199)	(0.2)	199	(100.0)

Total operating expenses	85,673	90.7	80,124	92.4	5,549	6.9

Income from operations	8,745	9.3	6,546	7.6	2,199	33.6
Other expenses:
Interest expense	6,811	7.2	7,993	9.3	(1,182)	(14.8)
Transaction-related costs	6,316	6.7	—	—	6,316	—
Debt modification costs	135	0.1	—	—	135	—
Change in fair value of warrant liability	(35)	*	—	—	(35)	—

Total other expenses	13,227	14.0	7,993	9.3	(5,234)	65.5
Loss from operations before provision for income taxes	(4,482)	(4.7)	(1,447)	(1.7)	(3,035)	209.7
Provision for income taxes	458	0.5	440	0.5	18	4.1

Net loss	$(4,940)	(5.2)	$(1,887)	(2.2)	$(3,053)	161.8

(1)	As a percentage of company restaurant sales.
*	Immaterial/not meaningful

Company Restaurant Sales

Company restaurant sales increased $7.5 million, or 9.0%, for the twelve weeks ended March 24, 2015, primarily due to an increase in company-operated same store sales of $6.3 million, or 7.9%. The growth in company-operated same store sales was primarily the result of an increase in average check size of 4.0% and an increase in traffic of 3.9% compared to the prior period. Company restaurant sales also increased by $1.5 million of additional sales from five restaurants not in the comparable restaurant base partially offset by a reduction of $0.3 million from the impact of one restaurant closed since the beginning of the first quarter of 2014.

Franchise Revenue

Franchise revenue increased $0.2 million, or 8.4%, for the twelve weeks ended March 24, 2015, primarily due to an increase in franchised same store sales of 7.5%, partially offset by the impact of the net closure of five franchised restaurants since the beginning of the first quarter of 2014.

Franchise Sublease Income

Franchise sublease income remained substantially the same for both twelve week periods ended March 24, 2015 and March 25, 2014.

Food and Paper Costs

Food and paper costs increased $1.2 million, or 5.0%, for the twelve weeks ended March 24, 2015, consisting of a $1.1 million increase in food costs and a $0.1 million increase in paper costs. The increase in food and paper costs was primarily due to increased company restaurant sales, partially offset by reductions in commodity costs associated with cheddar cheese as well as reduced costs associated with the renewal of Former Del Taco’s beverage supply agreement which occurred in mid 2014. Food and paper costs as a percentage of company restaurant sales were 28.6% for the twelve weeks ended March 24, 2015 compared to 29.7% for the twelve weeks ended March 25, 2014. The percentage decrease resulted primarily from modest menu price increases and slight food basket deflation during the twelve weeks ended March 24, 2015 compared to the twelve weeks ended March 25, 2014 primarily related to cheddar cheese and Former Del Taco’s beverage contract discussion above.

Labor and Related Expenses

Labor and related expenses increased $2.1 million, or 8.2%, for the twelve weeks ended March 24, 2015, primarily due to increased labor costs resulting from higher company restaurant sales, the impact from a California minimum wage increase on July 1, 2014, and one new restaurant opened during the twelve weeks ended March 25, 2014 partially offset by a decrease in workers compensation costs. Labor and related expenses as a percentage of company restaurant sales were 30.7% for the twelve weeks ended March 24, 2015 compared to 30.9% for the twelve weeks ended March 25, 2014. This percentage decrease resulted primarily from menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of labor costs and decreased workers compensation costs discussed above, partially offset by the impact of the California minimum wage increase discussed above.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses increased $1.5 million, or 8.0%, for the twelve weeks ended March 24, 2015, primarily due to an increase in operating expenses resulting primarily from higher company restaurant sales, increased credit and debit card processing fees, advertising, rent and repairs and maintenance expense. Occupancy and other operating expenses as a percentage of company restaurant sales were 22.0% for the twelve weeks ended March 24, 2015 compared to 22.2% for the twelve weeks ended March 25, 2014. This reduction was primarily due to menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of occupancy and other operating expenses, partially offset by the inflation discussed above.

General and Administrative Expenses

General and administrative expenses increased $1.2 million, or 20.6%, for the twelve weeks ended March 24, 2015, primarily due to an increase in incentive compensation based on performance, increased compensation, an increase in stock-based compensation related to accelerated vesting of stock options and restricted stock units (“RSUs”) in connection with the Initial Investment and increased travel related expenses. General and administrative expense as a percentage of total revenue was 7.7% for the twelve weeks ended March 24, 2015 compared to 7.0% for the twelve weeks ended March 25, 2014. This increase was primarily due to the increase in general and administrative expense discussed above partially offset by the impact from increased total revenues.

Depreciation and Amortization

Depreciation and amortization decreased $0.8 million, or 17.3%, for the twelve weeks ended March 24, 2015, primarily due to a reduction in leasehold interest amortization and certain assets which became fully depreciated during the twelve weeks ended March 24, 2015. Depreciation and amortization as a percentage of total revenue decreased to 4.0% during the twelve weeks ended March 24, 2015 compared to 5.3% during the twelve weeks ended March 25, 2014.

Occupancy and Other—Franchise Sublease

Occupancy and other – franchise sublease remained substantially the same for both twelve week periods ended March 24, 2015 and March 25, 2014.

Pre-opening Costs

Pre-opening costs remained substantially the same for both twelve week periods ended March 24, 2015 and March 25, 2014. As a percentage of total revenue, pre-opening costs remained the same at 0.1% during the twelve weeks ended March 24, 2015 and March 25, 2014.

Restaurant Closure Charges, net

Restaurant closure charges, net, remained substantially the same for both twelve week periods ended March 24, 2015 and March 25, 2014.

(Gain) loss on Disposal of Assets

(Gain) loss on disposal of assets decreased by $0.2 million for the twelve weeks ended March 24, 2015 compared to a $0.2 million gain during the twelve weeks ended March 25, 2014 primarily due to gain from eminent domain proceeds. No such transactions existed during the twelve weeks ended March 24, 2015.

Interest Expense, Net

Interest expense, net, decreased $1.2 million, or 14.8%, for the twelve weeks ended March 24, 2015, primarily due to benefits from the debt refinance in March 2015 (the “2015 Refinancing”) and debt refinance in April 2014 (the “2014 Refinancing”) including reduced interest rates on the senior secured credit facility with the 2014 Refinancing and a lower proportion of subordinated note debt outstanding after the 2014 Refinancing and with the subordinated note debt being entirely paid off with the 2015 Refinancing.

Transaction-Related Costs

Transaction-related costs totaling $6.3 million during the twelve weeks ended March 24, 2015 consists of direct costs incurred in connection with the Initial Investment transaction which closed on March 20, 2015.

Debt Modification Costs

Debt modification costs totaled $0.1 million during the twelve weeks ended March 24, 2015 and related to the 2015 Refinancing whereby additional senior secured debt was raised through an amendment to Former Del Taco’s senior secured credit facility and the proceeds were used to fully redeem the subordinated notes.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value for the twelve week periods ended March 24, 2015 while no adjustment was required for the twelve week period ended March 25, 2014.

Provision for Income Taxes

The provision for income taxes consisted of income tax expense of $0.5 million for the twelve weeks ended March 24, 2015 and $0.4 million for the twelve weeks ended March 25, 2014. The income tax expense related to the twelve weeks ended March 24, 2015 consisted of an income tax expense of $0.5 million primarily related to the effect of changes in deferred taxes and the related effect of maintaining a full valuation allowance against certain of deferred tax assets as of March 24, 2015. During the twelve weeks ended March 25, 2014, despite having a net loss, the provision for income taxes consisted of an income tax expense of $0.4 million, primarily related state minimum taxes.

Results of Operations for Fiscal 2014 Compared to Fiscal 2013

The following table presents operating results for the fiscal years ended December 30, 2014 and December 31, 2013 in absolute terms and expressed as a percentage of total revenue, as compared below:

	Fiscal Year Ended
	2014		2013		Increase / (Decrease)
(Amounts in thousands)	($)	(%)	($)	(%)	($)	(%)
Statement of Operations Data:
Revenue
Company restaurant sales	$380,800	96.2	$356,306	96.0	$24,494	6.9
Franchise revenue	12,973	3.3	12,515	3.4	458	3.7
Franchise sublease income	2,251	0.5	2,167	0.6	84	3.9

Total revenue	396,024	100.0	370,988	100.0	25,036	6.7

Operating expenses
Restaurant operating expenses (1):
Food and paper costs(1)	110,708	29.1	105,492	29.6	5,216	4.9
Labor and related expenses(1)	116,920	30.7	108,788	30.5	8,132	7.5
Occupancy and other operating expenses(1)	82,021	21.5	77,205	21.7	4,816	6.2

Total restaurant operating expenses(1)	309,649	81.3	291,485	81.8	18,164	6.2
General and administrative	28,136	7.1	23,112	6.2	5,024	21.7
Depreciation and amortization	18,752	4.7	19,850	5.4	(1,098)	(5.5)
Occupancy and other-franchise subleases	2,145	0.5	2,073	0.6	72	3.5
Pre-opening costs	462	0.1	596	0.2	(134)	(22.5)
Impairment of long-lived assets	9,617	2.4	—	—	9,617	—
Restaurant closure charges, net	82	*	298	0.1	(216)	(72.5)
(Gain) loss on disposal of assets	(151)	*	209	0.1	(360)	(172.2)

Total operating expenses	368,692	93.1	337,623	91.0	31,069	9.2

Income from operations	27,332	6.9	33,365	9.0	(6,033)	(18.1)
Other expenses:
Interest expense	30,895	7.7	35,613	9.7	(4,718)	(13.2)
Transaction-related costs	1,936	0.5	—	—	1,936	—
Debt modification costs	1,241	0.3	4,178	1.1	(2,937)	(70.3)
Change in fair value of warrant liability	1,417	0.4	33	*	1,384	*

Total other expenses	35,489	8.9	39,824	10.8	(4,335)	(10.9)
Loss from operations before provision for income taxes	(8,157)	(2.0)	(6,459)	(1.8)	(1,698)	26.3
Provision for income taxes	1,098	0.3	80	*	1,018	*

Net loss	$(9,255)	(2.3)	$(6,539)	(1.8)	$(2,716)	41.5

(1)	As a percentage of company restaurant sales.
*	Immaterial/not meaningful

Company Restaurant Sales

Company restaurant sales increased $24.5 million, or 6.9%, for Fiscal 2014, primarily due to an increase in company-operated same store sales of $18.3 million, or 5.3%. The growth in company-operated same store sales was primarily the result of an increase in average check size of 3.1% and an increase in traffic of 2.2% compared to the prior year. Company restaurant sales also increased by $6.9 million of additional sales from restaurants not in the comparable restaurant base. This increase was partially offset by $0.7 million from restaurant closures.

Franchise Revenue

Franchise revenue increased $0.5 million, or 3.7%, for Fiscal 2014, primarily due to an increase in franchised same store sales of 5.2%, partially offset by the impact of the closure of 12 franchised restaurants in Fiscal 2013 and of 10 closures in Fiscal 2014.

Franchise Sublease Income

Franchise sublease income increased $0.1 million, or 3.9%, for Fiscal 2014, primarily due to an increase in franchised same store sales of 5.2% to which rental income is tied.

Food and Paper Costs

Food and paper costs increased $5.2 million, or 4.9%, for Fiscal 2014, consisting of a $5.1 million increase in food costs and a $0.1 million increase in paper costs. The increase in food and paper costs was primarily due to increased company restaurant sales and to a lesser extent higher commodity costs related to cheddar cheese, ground beef and shrimp, partially offset by reductions in chicken, french fries and cooking oil. Food and paper costs as a percentage of company restaurant sales were 29.1% for Fiscal 2014 compared to 29.6% for Fiscal 2013. The percentage decrease resulted primarily from menu price increases, partially offset by food and paper inflation.

Labor and Related Expenses

Labor and related expenses increased $8.1 million, or 7.5%, for Fiscal 2014, primarily due to increased labor costs resulting from higher company restaurant sales, the impact from a California minimum wage increase on July 1, 2014, a $1.8 million increase in workers’ compensation expense due to higher payments and reserves related to underlying claims activity and additional labor needs arising from the opening of five new restaurants in Fiscal 2014 and five new restaurants in Fiscal 2013. This increase was partially offset by decreased labor needs relating to one restaurant that closed in Fiscal 2014 and three restaurants that closed in Fiscal 2013. Labor and related expenses as a percentage of company restaurant sales were 30.7% for Fiscal 2014 compared to 30.5% for Fiscal 2013. This percentage increase resulted primarily from the impact of the California minimum wage increase and the increase in workers’ compensation expense discussed above, partially offset by menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of labor costs.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses increased $4.8 million, or 6.2%, for Fiscal 2014, primarily due to an increase in operating expenses resulting primarily from higher company restaurant sales, increased utilities expense, credit and debit card processing fees, advertising, rent, and repairs and maintenance expense. These increases were partially offset by a reduction in general insurance expenses. Occupancy and other operating expenses as a percentage of company restaurant sales were 21.5% for Fiscal 2014 compared to 21.7% for Fiscal 2013. This reduction was primarily due to menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of occupancy and other operating expenses, partially offset by the inflation discussed above.

General and Administrative Expenses

General and administrative expenses increased $5.0 million, or 21.7%, for Fiscal 2014, primarily due to a $2.8 million increase in incentive compensation based on performance, increased compensation, consulting expense related to the renewal of a beverage agreement and increased legal fees. These increases were partially offset by a decrease in stock-based compensation due to the use of an accelerated grade vesting accounting method. General and administrative expense as a percentage of total revenue was 7.1% for Fiscal 2014 compared to 6.2% for Fiscal 2013. This increase was primarily due to the increase in general and administrative expense discussed above partially offset by the impact from increased total revenues.

Depreciation and Amortization

Depreciation and amortization decreased $1.1 million, or 5.5%, for Fiscal 2014, primarily due to a reduction in leasehold interest amortization and certain assets which became fully depreciated during Fiscal 2014. Depreciation and amortization as a percentage of total revenue decreased to 4.7% in Fiscal 2014 compared to 5.4% in Fiscal 2013.

Occupancy and Other—Franchise Sublease

Occupancy and other—franchise sublease increased $0.1 million, or 3.5%, for Fiscal 2014, primarily due to an increase in the restaurant revenues to which the rent expense is tied.

Pre-opening Costs

Pre-opening costs decreased by $0.1 million, or 22.5%, for Fiscal 2014, with five company-operated restaurants opening in both 2014 and 2013 and a higher proportion of new company-operated restaurants opening in established markets during 2014 which required lower pre-opening costs in Fiscal 2014 compared to Fiscal 2013. As a percentage of total revenue, pre-opening costs decreased from 0.2% in Fiscal 2013 to 0.1% in Fiscal 2014.

Impairment of Long-Lived Assets

Impairment charges related to Former Del Taco’s evaluation of certain long-lived assets underlying 13 company-operated restaurants which had potential indicators of impairment based on operating performance resulted in a $9.6 million charge in Fiscal 2014. No such impairment charges were recorded in Fiscal 2013.

Restaurant Closure Charges, net

Restaurant closure charges, net, decreased by $0.2 million from $0.3 million in Fiscal 2013 to $0.1 million in Fiscal 2014, due to Fiscal 2014 primarily consisting of accretion expense while Fiscal 2013 included accretion expense and an adjustment to increase the lease termination liability for two closed restaurants partially offset by a decrease to the lease termination liability for one closed restaurant.

(Gain) loss on Disposal of Assets

(Gain) loss on disposal of assets decreased by $0.4 million from a $0.2 million loss in Fiscal 2013 to $0.2 million gain in Fiscal 2014, due to Fiscal 2014 primarily consisting of the closure of one restaurant, net of the amortization of gains on asset sales associated with sale-leaseback transactions that do not qualify for sale-leaseback accounting treatment and gain from eminent domain proceeds. Fiscal 2013 included the closure of three restaurants, net of the amortization of gains on asset sales associated with sale-leaseback transactions that do not qualify for sale-leaseback accounting treatment.

Interest Expense, Net

Interest expense, net, decreased $4.7 million, or 13.2%, for Fiscal 2014, primarily due to benefits from the debt refinance in April 2014 (2014 Refinancing) and debt refinance in April 2013 (the “2013 Refinancing”) both including reduced interest rates on the senior secured credit facility and a lower proportion of subordinated note debt outstanding.

Transaction-Related Costs

Transaction-related costs totaling $1.9 million in Fiscal 2014 consists of direct costs incurred in connection with the strategic sale process which commenced during 2014.

Debt Modification Costs

Debt modification costs totaled $1.2 million in Fiscal 2014 and related to the 2014 Refinancing whereby additional senior secured debt was raised through an amendment to Former Del Taco’s senior secured credit facility and the proceeds were used to partially redeem the subordinated notes. Debt modification costs totaled $4.2 million in Fiscal 2013 and related to the 2013 Refinancing whereby additional senior secured debt was raised through a new senior secured credit facility and the proceeds were used to partially redeem the subordinated note debt outstanding.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value and totaled a charge of $1.4 million in Fiscal 2014 and a charge of $0.03 million in Fiscal 2013.

Provision for Income Taxes

The provision for income taxes consisted of income tax expense of $1.1 million for Fiscal 2014 and $0.1 million for Fiscal 2013. The Fiscal 2014 income tax expense consisted of an income tax expense of $1.1 million primarily related to the effect of changes in deferred taxes and the related effect of maintaining a full valuation allowance against certain of deferred tax assets as of the end of Fiscal 2014. During Fiscal 2013, despite having a net loss, the provision for income taxes consisted of an income tax expense of $0.1 million, primarily related state minimum taxes. The tax provision for Fiscal 2013 did include income tax expense of $0.9 million related to the effect of changes in deferred taxes which was offset by a decrease in uncertain tax positions of $0.9 million related to state tax positions that had the statute of limitations lapse during the year.

Results of Operations for Fiscal Year 2013 Compared to Fiscal Year 2012

The following table presents Former Del Taco operating results for the fiscal years ended December 31, 2013 and January 1, 2013 in absolute terms and expressed as a percentage of total revenue, as compared below:

	Fiscal Year Ended
	2013		2012		Increase / (Decrease)
(Amounts in thousands)	($)	(%)	($)	(%)	($)	(%)
Statement of Operations Data:
Revenue
Company restaurant sales	$356,306	96.0	$345,590	96.0	$10,716	3.1
Franchise revenue	12,515	3.4	12,409	3.4	106	0.9
Franchise sublease income	2,167	0.6	2,142	0.6	25	1.2

Total revenue	370,988	100.0	360,141	100.0	10,847	3.0

Operating expenses
Restaurant operating expenses (1):
Food and paper costs(1)	105,492	29.6	102,530	29.7	2,962	2.9
Labor and related expenses(1)	108,788	30.5	109,534	31.7	(746)	(0.7)
Occupancy and other operating expenses(1)	77,205	21.7	73,929	21.4	3,276	4.4

Total restaurant operating expenses(1)	291,485	81.8	285,993	82.8	5,492	1.9
General and administrative	23,112	6.2	23,184	6.4	(72)	(0.3)
Depreciation and amortization	19,850	5.4	17,699	4.9	2,151	12.2
Occupancy and other-franchise subleases	2,073	0.6	2,060	0.6	13	0.6
Pre-opening costs	596	0.2	1,080	0.3	(484)	(44.8)
Restaurant closure charges, net	298	0.1	716	0.2	(418)	(58.4)
Loss on disposal of assets	209	0.1	35	*	174	*

Total operating expenses	337,623	91.0	330,767	91.8	6,856	2.1

Income from operations	33,365	9.0	29,374	8.2	3,991	13.6
Other expenses:
Interest expense	35,613	9.7	38,291	10.6	(2,678)	(7.0)
Debt modification costs	4,178	1.1	—	—	4,178	100.0
Change in fair value of warrant liability	33	*	(2,634)	(0.7)	2,667	(101.3)

Total other expenses	39,824	10.8	35,657	9.9	4,167	11.7
Loss from operations before provision for income taxes	(6,459)	(1.8)	(6,283)	(1.7)	(176)	2.8
Provision for income taxes	80	*	1,939	0.5	(1,859)	(95.9)

Net loss	$(6,539)	(1.8)	$(8,222)	(2.2)	$1,683	(20.5)

(1)	As a percentage of company restaurant sales.
*	Immaterial/not meaningful

Company Restaurant Sales

Company restaurant sales increased $10.7 million, or 3.1%, for Fiscal 2013, primarily due to an increase in company-operated same store sales of $6.6 million, or 1.8%. The growth in company-operated same store sales was primarily the result of an increase in average check size of 1.2% and an increase in traffic of 0.6% compared to the prior year. Company restaurant sales also increased by $5.2 million of additional sales from restaurants not in the comparable restaurant base. This increase was partially offset by $1.1 million from restaurant closures.

Franchise Revenue

Franchise revenue increased $0.1 million, or 0.9%, for Fiscal 2013, primarily due to franchised same store sales of 0.2% and the impact from six and 12 new franchised restaurants opened in Fiscal 2013 and Fiscal 2012, respectively, partially offset by the impact of the closure of 12 franchised restaurants in Fiscal 2013 and of three closures in Fiscal 2012.

Franchise Sublease Income

Franchise sublease income remained consistent in both Fiscal 2013 and Fiscal 2012, primarily due to relatively consistent same store sales for subleased property locations to which rental income is tied.

Food and Paper Costs

Food and paper costs increased $3.0 million, or 2.9%, for Fiscal 2013, consisting of a $2.6 million increase in food costs and a $0.4 million increase in paper costs. The increase in food and paper costs was primarily due to higher commodity costs and to a lesser extent increased company restaurant sales. Food and paper costs as a percentage of company restaurant sales were 29.6% for Fiscal 2013 compared to 29.7% for Fiscal 2012. The percentage decrease resulted primarily from menu price increases, partially offset by food and paper inflation.

Labor and Related Expenses

Labor and related expenses decreased $0.7 million, or 0.7%, for Fiscal 2013, primarily due to a $2.7 million reduction in workers’ compensation expense due to lower payments and reserves related to underlying claims activity and decreased labor needs relating to three restaurants that closed in Fiscal 2013 and one restaurant that closed in Fiscal 2012, partially offset by increased labor costs in Fiscal 2013 resulting from higher company restaurant sales, modest wage inflation and additional labor needs arising from the opening of five new restaurants in Fiscal 2013 and 11 new restaurants in Fiscal 2012. Labor and related expenses as a percentage of company restaurant sales were 30.5% for Fiscal 2013 compared to 31.7% for Fiscal 2012. This percentage decrease resulted primarily from decreased worker’s compensation expense, menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of labor costs, partially offset by the impact of the modest wage inflation.

Occupancy and Other Operating Expenses

Occupancy and other operating expenses increased $3.3 million, or 4.4%, for Fiscal 2013, primarily due to an increase in operating expenses resulting primarily from higher company restaurant sales, increased utilities expense, credit and debit card processing fees, advertising, general insurance, rent, and repairs and maintenance expense. Occupancy and other operating expenses as a percentage of company restaurant sales were 21.7% for Fiscal 2013 compared to 21.4% for Fiscal 2012. This increase was primarily due to the inflation discussed above, partially offset by menu price increases and the same store sales increase in traffic which helps to leverage the fixed components of occupancy and other operating expenses.

General and Administrative Expenses

General and administrative expenses decreased $0.1 million, or 0.3%, for Fiscal 2013, primarily due to a $1.5 million increase in incentive compensation based on performance and increased travel expense. These increases were partially offset by a decrease in stock-based compensation due to the use of an accelerated grade vesting accounting method. General and administrative expense as a percentage of total revenue was 6.2% for Fiscal 2013 compared to 6.4% for Fiscal 2012. This decrease was primarily due to the decrease in general and administrative expense discussed above coupled with higher total revenue.

Depreciation and Amortization

Depreciation and amortization increased $2.2 million, or 12.2%, for Fiscal 2013, primarily due to an increase in depreciation related to the completion of the Ambience Shake Up remodeling program in 2013 for all company-operated restaurants, partially offset by a reduction in leasehold interest amortization. Depreciation and amortization as a percentage of total revenue increased to 5.4% in Fiscal 2013 compared to 4.9% in Fiscal 2012.

Occupancy and Other – Franchise Sublease

Occupancy and other – franchise sublease increased $13,000, or 0.6%, for Fiscal 2013, primarily due to an increase in the restaurant revenues to which the rent expense is tied.

Pre-opening Costs

Pre-opening costs decreased by $0.5 million, or 44.8%, for Fiscal 2013, primarily due to opening five new company-operated restaurants in Fiscal 2013 compared to 11 new company-operated restaurants in Fiscal 2012. As a percentage of total revenue, pre-opening costs decreased from 0.3% in Fiscal 2012 to 0.2% in Fiscal 2013.

Restaurant Closure Charges, net

Restaurant closure charges, net, decreased by $0.4 million from $0.7 million in Fiscal 2012 to $0.3 million in Fiscal 2013, due to Fiscal 2013 primarily consisting of accretion expense and an adjustment to increase the lease termination liability for two closed restaurants partially offset by a decrease to the lease termination liability for one closed restaurant, while Fiscal 2012 included accretion expense and an adjustment to increase the lease termination liability for four closed restaurants and to decrease the lease termination liability for one closed restaurant.

Loss on Disposal of Assets

Loss on disposal of assets increased $0.2 million for Fiscal 2013, which primarily included the closure of three restaurants, net of the amortization of gains on asset sales associated with sale-leaseback transactions that do not qualify for sale-leaseback accounting treatment, while Fiscal 2012 included the closure of only one restaurant.

Interest Expense, Net

Interest expense, net, decreased $2.7 million, or 7.0%, for Fiscal 2013, primarily due to benefits from the 2013 Refinancing, including a reduced interest rate on the senior secured credit facility and a lower proportion of subordinated note debt outstanding.

Debt Modification Costs

Debt modification costs totaled $4.2 million in Fiscal 2013 and related to the 2013 Refinancing whereby additional senior secured debt was raised through a new senior secured credit facility and the proceeds were used to partially redeem subordinated notes.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability represents the non-cash adjustment to record the warrant liability to its determined fair market value and totaled a charge of $0.03 million in Fiscal 2013 and a credit of $2.6 million in Fiscal 2012.

Provision for Income Taxes

The provision for income taxes consisted of income tax expense of $0.1 million for Fiscal 2013 and $1.9 million for Fiscal 2012. During Fiscal 2013, despite having a net loss, the provision for income taxes consisted of an income tax expense of $0.1 million primarily related to state minimum taxes. The tax provision for Fiscal 2013 did include income tax expense of $0.9 million related to the effect of changes in deferred taxes which was offset by a decrease in uncertain tax positions of $0.9 million related to state tax positions that had the statute of limitations lapse during the year. The Fiscal 2012 income tax expense of $1.9 million, primarily related to the effect of changes in deferred taxes and the related effect of maintaining a full valuation allowance against certain deferred tax assets as of the end of Fiscal 2012.

Seasonality

Seasonal factors and the timing of holidays cause revenue to fluctuate from quarter to quarter. Revenue per restaurant is typically lower in the first quarter due to reduced January traffic. As a result of seasonality, quarterly and annual results of operations and key performance indicators such as company restaurant sales and franchise revenue may fluctuate.

Liquidity and Capital Resources

Potential Impacts of Market Conditions on Capital Resources

Former Del Taco continues to experience positive trends in consumer traffic and increases in same store sales, operating cash flows and restaurant contribution margin. However, the restaurant industry continues to be challenged and uncertainty exists as to the sustainability of these favorable trends.

Former Del Taco believes that expected cash flow from operations, and planned borrowing capacity are adequate to fund debt service requirements, operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months. However, the ability to continue to meet these requirements and obligations will depend on, among other things, the ability to achieve anticipated levels of revenue and cash flow and the ability to manage costs and working capital successfully.

Summary of Cash Flows

Former Del Taco’s primary sources of liquidity and capital resources have been cash provided from operations, cash and cash equivalents, and its senior secured credit facilities. Former Del Taco’s primary requirements for liquidity and capital are new restaurants, existing restaurant capital investments (primarily maintenance), investments in infrastructure and information technology, principal and interest payments on debt, lease obligations and working capital and general corporate needs. The working capital requirements are not significant since customers pay for their purchases in cash or by payment card (credit or debit) at the time of sale. Thus, Former Del Taco is able to sell many inventory items before it has to pay suppliers for such items since it typically has payment terms for its food and paper suppliers. Former Del Taco restaurants do not require significant inventories. Former Del Taco believes these sources of liquidity and capital will be sufficient to finance continued operations and expansion plans for at least the next 12 months.

The following table presents summary cash flow information for the periods indicated (in thousands).

	Twelve Weeks Ended		Fiscal Year Ended(1)
	March 24, 2015	March 25, 2014	December 30, 2014	December 31, 2013	January 1, 2013
	(dollar amounts in thousands)
Net cash provided by (used in)
Operating activities	$(751)	$12,501	$45,476	$41,325	$43,654
Investing activities	(5,542)	(3,179)	(18,068)	(19,997)	(27,380)
Financing activities	8,271	(4,971)	(24,926)	(19,527)	(17,258)
Net increase (decrease) in cash	1,978	4,351	2,482	1,801	(984)

Cash Flows Provided by Operating Activities

For the twelve weeks ended March 24, 2015, net cash provided by operating activities decreased by $13.3 million as compared to the twelve weeks ended March 25, 2014, primarily due to payments of transaction-related costs of $7.7 million, of which $1.4 million was accrued at December 30, 2014, and payment of interest for the subordinated notes of $3.1 million for the twelve weeks ended March 24, 2015 in connection with the full repayment of the subordinated notes on March 20, 2015 as well as payments related to incentive compensation.

For Fiscal 2014, net cash provided by operating activities increased by $4.2 million as compared to Fiscal 2013, as the larger net loss was offset by non-cash charges related to the impairment of long-lived assets and the change in fair value of the warrant liability partially offset by the increase in the outstanding balances at year end of accounts payable, accrued liabilities and deferred income taxes and the reduced non-cash paid-in-kind interest for the subordinated notes.

Net cash provided by operating activities decreased by $2.3 million in Fiscal 2013 as compared to Fiscal 2012 primarily due to decreased non-cash paid-in-kind interest for the subordinated notes, decreased stock-based compensation and reduced outstanding balances at year end of accounts payable and deferred income taxes partially offset by increased depreciation and amortization expenses and debt modification costs not incurred in Fiscal 2012.

Cash Flows Used in Investing Activities

Cash used in investing activities increased by $2.4 million during the twelve weeks ended March 24, 2015 as compared to the twelve weeks ended March 25, 2014 primarily due to an increase in purchases of property and equipment related to stores scheduled to open in Fiscal 2015.

Cash used in investing activities decreased by $1.9 million in Fiscal 2014 as compared to Fiscal 2013 primarily due to a decrease in purchases of property and equipment due to completion of the ASU re-imaging program during Fiscal 2013, partially offset by a decrease in proceeds received from the disposal of property and equipment.

Cash used in investing activities decreased by $7.4 million in Fiscal 2013 as compared to Fiscal 2012 primarily due to a reduction in purchases of property and equipment due to opening five company-operated restaurants in Fiscal 2013 compared to opening 11 company-operated restaurants in Fiscal 2012, as well as the acquisition of one franchise restaurant in Fiscal 2012 with zero franchise restaurant acquisitions in Fiscal 2013, partially offset by a decrease in proceeds received from the disposal of property and equipment.

Former Del Taco expects to spend approximately $24.0 million to $28.5 million in Fiscal 2015 on capital expenditures, including $10.0 million to $12.5 million for new restaurant construction, $6.0 million to $7.0 million for capitalized maintenance and $8.0 million to $9.0 million on equipment, technology and other capital goods.

Cash Flows Used in Financing Activities

Cash provided by financing activities increased by $13.2 million during the twelve weeks ended March 24, 2015 as compared to the twelve weeks ended March 25, 2014 primarily due to proceeds received from the Initial Investment and additional borrowings on the senior secured credit facility, partially offset by the payment of employee tax withholdings related to stock option exercises and distribution of RSUs in connection with the Initial Investment and the full redemption of the subordinated notes. Additionally, principal payments of $4.5 million related to the 2013 Term Loan were made during the twelve weeks ended March 25, 2014 while no such payments were made during the twelve weeks ended March 24, 2015.

Cash used in financing activities increased by $5.4 million in Fiscal 2014 as compared to Fiscal 2013 primarily due to a net increase in overall principal payments related to the term loans, partially offset by a reduction in payments for debt issue costs.

Cash used in financing activities increased by $2.3 million in Fiscal 2013 as compared to Fiscal 2012 primarily due to payments for debt issue costs related to the 2013 Refinancing.

Debt and Other Obligations – Senior Credit Facility

On April 1, 2013, Former Del Taco entered into a Senior Credit Facility (the “Senior Credit Facility”) totaling $215 million consisting of a $175.0 million Term Loan and $40.0 million Revolver with maturity dates of October 1, 2018 and April 1, 2018, respectively. On April 21, 2014, Former Del Taco amended the Senior Credit Facility whereby the then outstanding balance of the Term Loan was increased by $62.0 million to $220.0 million and the revolving credit facility remained at $40 million. The amended Term Loan bears interest at LIBOR (not to be less than 1.00%) plus a margin of 4.50%. The weighted-average interest rate on the amended Term Loan at December 30, 2014 was 5.51%. Principal borrowings are payable on a quarterly basis in the amount of $550,000 beginning with June 30, 2014, with mandatory annual prepayment equal to 50% of excess cash flow beginning for the year ended December 29, 2015 which may be reduced by voluntary prepayments made during the fiscal year and which may be further reduced if the senior leverage ratio is less than 2.75 to 1.00, with the remaining principal and accrued interest payable in full at maturity on October 1, 2018. Former Del Taco made mandatory and voluntary prepayments on the Term Loan in the aggregate of $22.5 million during Fiscal 2014. The voluntary prepayments have been designated to cover the mandatory quarterly principal payments through the maturity of the Term Loan in October 2018. As discussed in Recent Events above, on March 20, 2015, Former Del Taco increased the borrowings on its Senior Credit Facility by $25.1 million and borrowed $10.0 million on its revolver. In addition, as discussed in Recent Events above, on March 12, 2015, Former Del Taco satisfied the rating condition in its Senior Credit Facility resulting in a decrease in interest rates to LIBOR (not to be less than 1.00%) plus a margin of 4.25% as of March 25, 2015.

Debt and Other Obligations – Subordinated Notes

On May 18, 2010, Former Del Taco underwent a restructuring transaction (the “Restructuring”). In connection with the Restructuring, Sagittarius Restaurants LLC (“Sagittarius”) and F&C Restaurant Holding Co. (“F&C RHC”), wholly owned subsidiaries of Former Del Taco, issued subordinated notes in the aggregate principal amount of $110.0 million (“Company Sub Notes”) and $40.0 million (“F&C RHC Sub Notes”), respectively to GSMP, Green and Charlesbank and issued warrants to purchase 597,802 shares of common stock of Former Del Taco to GSMP. Both the Company Sub Notes and F&C RHC Sub Notes had no scheduled principal repayments until their scheduled maturity on April 29, 2022 and March 29, 2019, respectively, and had an interest rate of 13.0%, with interest accrued to principal. The aggregate balance outstanding on the Company Sub Notes and F&C RHC Sub Notes, including interest accrued to principal was $108.1 million and $155.2 million for Fiscal 2014 and Fiscal 2013, respectively. The outstanding balance of the Company Sub Notes and F&C RHC Sub Notes of $111.2 million in aggregate was paid in full on March 20, 2015, as discussed in Recent Events above.

Debt and Other Obligations – Hedging Arrangements

Effective June 30, 2013, Former Del Taco entered into an interest rate cap agreement with a three-year term with a fixed notional amount of $87.5 million of the Term Loan that effectively converted that portion of the loan outstanding from variable rate debt to capped variable rate debt, resulting in a change in the applicable interest rate from an interest rate of three-month LIBOR plus the applicable percentage (as provided by the Senior Credit Facility) to a capped interest rate of 1.00% to 2.25% plus the applicable percentage.

Debt and Other Obligations – Contractual Obligations

The following table represents Former Del Taco’s contractual commitments (which include expected interest expense, calculated based on current interest rates) to make future payments pursuant to debt and other obligations disclosed above and pursuant to restaurant operating leases outstanding as of March 24, 2015:

	Payments Due by Period
(Amounts in thousands)	Total	1 Year	2 – 3 Years	4 – 5 Years	5+ Years
Operating leases	$226,982	$17,661	$45,296	$39,718	$124,307
Capital leases and deemed landlord financing	32,261	2,613	6,105	4,646	18,897
Long-term debt	237,100	—	—	237,100	—
Interest on long-term debt	43,404	10,213	26,553	6,638	—
Purchase commitments	86,012	11,176	27,960	26,498	20,378

Total	$625,759	$41,663	$105,914	$314,600	$163,582

Interest on long-term debt includes quarterly interest due on the term loan and revolver at interest rates of 5.25% and 4.68%, respectively, and a 0.5% interest rate on the unused balance of the revolver.

Purchase commitments included in the table above are for commitments in excess of one year related to both Company-operated and franchised restaurants for food purchases and supplies, information technology service agreements and a long-term beverage supply agreement.

The above table excludes purchase commitments related to certain vendors that supply food products, construction, marketing and other service-related arrangements which occur in the normal course of business and are typically short-term in nature.

Other obligations excluded from the above table include contingent rent payments, property taxes, insurance payments and common area maintenance costs.

Off-Balance Sheet and Other Arrangements

At March 24, 2015, Former Del Taco had a $40.0 million revolving credit facility, of which $17.6 million was reserved for outstanding letters of credit and $12.4 million was unused and available for borrowings. Former Del Taco did not have any other material off-balance sheet arrangements, except for restaurant operating leases entered into in the normal course of business.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Former Del Taco is exposed to market risk from changes in interest rates on debt, which bears interest at variable rates and currently has a LIBOR floor of 1.0%. As of March 24, 2015, Former Del Taco had outstanding variable rate borrowings of $237.1 million. A 1.00% increase in the effective interest rate applied to this borrowing would result in a pre-tax interest expense increase of $2.4 million on an annualized basis.

Former Del Taco manages interest rate risk through normal operating and financing activities and, when determined appropriate, through the use of derivative financial instruments.

To mitigate exposure to fluctuations in interest rates, Former Del Taco entered into an interest rate cap agreement as discussed above under “—Liquidity and Capital Resources—Debt and Other Obligations—Hedging Arrangements.”

Commodity Price Risk

Former Del Taco purchases certain products that are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within its control. Although these products are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements used contain risk management techniques designed to minimize price volatility. In many cases, Former Del Taco believes it will be able to address material commodity cost increases by adjusting menu pricing or making other operational adjustments that increase productivity. However, increases in commodity prices, without adjustments to menu prices, could increase restaurant operating costs as a percentage of restaurant sales.

Inflation

Inflation has an impact on food, paper, construction, utility, labor and benefits, rent, general and administrative and other costs, all of which can materially impact operations. Former Del Taco has a substantial number of hourly employees who are paid wage rates at or based on the applicable federal, state or local minimum wage and increases in the minimum wage will increase labor costs. Since July 1, 2014, the State of California (where a majority of company-operated restaurants are located) has had a minimum wage of $9.00 per hour. From January 1, 2008 to June 30, 2014, California minimum wage had been $8.00 per hour. The California minimum wage is scheduled to rise to $10.00 per hour on January 1, 2016. In addition, the Los Angeles City Council for the City of Los Angeles, California voted in May 2015, subject to final vote and mayor approval, to increase minimum wage in the City of Los Angeles to $15.00 per hour by 2020 and increases based on consumer price index thereafter with the first phase of the wage increase to $10.50 effective on July 1, 2016. This ordinance is expected to impact approximately 22 company-owned restaurants and approximately 5 franchise-owned restaurants in the City of Los Angeles. In general, Former Del Taco has been able to substantially offset cost increases resulting from inflation by increasing menu prices, managing menu mix, improving productivity or through other adjustments. Former Del Taco may or may not be able to offset cost increases in the future.

Critical Accounting Policies and Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Former Del Taco believes that such estimates have been based on reasonable and supportable assumptions and that the resulting estimates are reasonable for use in the preparation of the consolidated financial statements. Actual results could differ from these estimates. Former Del Taco’s significant estimates include estimates for impairment of goodwill, intangible assets and property and equipment, insurance reserves, restaurant closure reserves, stock-based compensation, contingent liabilities and income tax valuation allowances.

Accounting policies are an integral part of Former Del Taco’s financial statements. A thorough understanding of these accounting policies is essential when reviewing Former Del Taco’s reported results of operations and Former Del Taco’s financial position. Management believes that the critical accounting policies and estimates discussed below involve the most difficult management judgments due to the sensitivity of the methods and assumptions used. Former Del Taco’s significant accounting policies are described in the financial statements and the related notes included and incorporated by reference in this Current Report on Form 8-K.

Revenue Recognition

Former Del Taco restaurant sales from the operation of company-operated restaurants are recognized when food and service is delivered to customers. Franchise revenue is comprised of (i) initial development fees, (ii) initial franchise fees, (iii) on-going royalties and (iv) renewal fees. Franchise fees received pursuant to individual development agreements, which grant the right to develop franchised restaurants in future periods in specific geographic areas, are deferred and recognized as revenue when the franchisee has substantially fulfilled its obligation for a specific franchised restaurant pursuant to the development agreement, which is generally upon restaurant opening. Initial franchise fees are also recognized as revenue when the franchised location opens. Deferred development and initial franchise fees are included in deferred income on the consolidated balance sheets. Royalties from franchised restaurants are recorded in revenue when food and service are delivered to customers. Renewal fees are recognized when a renewal agreement becomes effective. Former Del Taco reports revenue net of sales taxes collected from customers and remitted to governmental taxing authorities and promotional allowances. Franchise sublease income is composed of rental income associated with properties leased or subleased to franchisees. Former Del Taco sells gift cards to customers in its restaurants. The gift cards sold to customers have no stated expiration dates and are recorded in deferred income on the consolidated balance sheets. It recognizes revenue from gift cards (i) when the gift card is redeemed by the customer or (ii) under the delayed recognition method, when the likelihood of the gift card being redeemed by the customer is remote (gift card breakage) and Former Del Taco determines that there is not a legal obligation to remit the unredeemed gift cards to the relevant jurisdiction. The determination of the gift card breakage rate is based upon Former Del Taco’s specific historical redemption patterns. Recognized breakage revenue was not significant to any period presented in the consolidated statements of comprehensive loss. Any future revisions to the estimated breakage rate may result in changes in the amount of breakage revenue recognized in future periods.

Goodwill and Indefinite-Lived Intangible Assets, Net

Indefinite-lived intangible assets consist of goodwill and trademarks.

Former Del Taco’s goodwill and trademarks are not amortized, but tested annually for impairment and tested more frequently for impairment if events and circumstances indicate that the asset might be impaired. It conducts annual goodwill and trademark impairment tests on the first day of the fourth quarter of each fiscal year or whenever an indicator of impairment exists.

Former Del Taco uses a quantitative goodwill impairment analysis that compares the fair value of their single reporting unit, based on discounted future cash flows and market valuation based on similar companies, with the carrying amount, including goodwill. Key assumptions included in the cash flow model include future revenues, operating costs, working capital changes, capital expenditures and a discount rate that approximates Former Del Taco’s weighted average cost of capital. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is measured as the difference between the implied fair value of the reporting unit’s goodwill and the carrying amount of goodwill.

Former Del Taco’s indefinite-lived trademark is not amortized, but tested at least annually for impairment using a quantitative impairment analysis, and more frequently if events and circumstances indicate that the asset might be impaired. The quantitative impairment analysis compares the fair value of the indefinite-lived trademark, based on discounted future cash flows using a relief from royalty methodology. If the carrying amount of the indefinite-lived trademark exceeds its fair value, an impairment loss is measured as the difference between the implied fair value of the trademark and its carrying amount.

Long-Lived Assets

Long-lived assets, including property and equipment and definite lived intangible assets (other than goodwill and indefinite-lived intangible assets), are reviewed by Former Del Taco for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Long-lived assets are grouped and evaluated for impairment at the lowest level for which identifiable cash flows exist that are independent of the cash flows of other groups of assets. Former Del Taco evaluates such cash flows for individual restaurants and franchise contracts on an undiscounted basis. If it is determined that the carrying amounts of such long-lived assets are not recoverable, the assets are written down to their estimated fair values. Former Del Taco generally estimates fair value using either the land and building real estate value for the respective restaurant or the discounted value of the estimated cash flows associated with the respective restaurant or contract.

Insurance Reserves

Given the nature of Former Del Taco’s operating environment, it is subject to workers’ compensation and general liability claims. To mitigate a portion of these risks, Former Del Taco maintains insurance for individual claims in excess of deductibles per claim. Insurance deductibles range from $0.25 million to $0.50 million per occurrence for workers’ compensation and are $0.35 million per occurrence for general liability. The amount of self-insurance loss reserves and loss adjustment expenses is determined based on an estimation process that uses information obtained from both specific and industry data, as well as general economic information. Self-insurance loss reserves are based on estimates of expected losses for determining reported claims and as the basis for estimating claims incurred but not reported. The estimation process for self-insurance loss exposure requires Former Del Taco to continuously monitor and evaluate the life cycle of claims. Former Del Taco also monitors the reasonableness of the judgments made in the prior year’s estimation process (referred to as a hindsight analysis) and adjusts current year assumptions based on the hindsight analysis. Former Del Taco utilizes actuarial methods to evaluate open claims and estimate the ongoing development exposure related to workers’ compensation and general liability.

Leases and Deferred Rent

Former Del Taco leases a substantial number of restaurant properties. At inception, each lease is evaluated to determine whether it will be classified as an operating or capital lease. Rent expense on operating leases with scheduled or minimum rent increases is recorded on the straight-line basis over the lease term, which includes the period of time from when Former Del Taco takes possession of the leased space until the restaurant opening date (the rent holiday period). Deferred rent represents the excess of rent charged to expense over the rent obligations under the lease agreement, as well as leasehold improvements funded by lessor incentives which are amortized as reductions to rent expense over the expected lease term and unfavorable leasehold interests which are amortized on a straight-line basis over the expected lease term.

Income Taxes

Former Del Taco uses the liability method of accounting for income taxes. Deferred income taxes are provided for temporary differences between financial statement and income tax reporting, using tax rates scheduled to be in effect at the time the items giving rise to the deferred tax reserves. Former Del Taco recognizes the impact of a tax position in the financial statements if that position is more likely than not of being sustained by the taxing authority. Accordingly, it reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Former Del Taco recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Former Del Taco maintains deferred tax liabilities related to trademarks and other indefinite lived assets that are not netted against the deferred tax assets as reversal of the taxable temporary difference cannot serve as a source for realization of the deferred tax assets, because the deferred tax liability will not reverse until some indefinite future period when the assets are either sold or written down due to an impairment. Federal and state net operating loss carryforwards begin to expire in 2029 and 2028, respectively. Because Former Del Taco has generated losses in recent years, the conclusion is that it cannot rely on long-term financial forecasts to a more-likely-than-not level. Therefore, Former Del Taco has determined that it does not meet the “more likely than not” threshold that all net operating losses, tax credits and other deferred tax assets will be realized. Accordingly, a valuation allowance is required.

Stock-Based Compensation prior to the Merger

Former Del Taco measures and recognizes compensation expense for all share-based payment awards made to employees based on their estimated grant date fair values using an option pricing model for stock option grants and a third-party valuation for grants of restricted stock units. Compensation expense for Former Del Taco’s share-based compensation awards is generally recognized using an accelerated or graded vesting schedule.

In order to calculate stock options’ fair values and the associated compensation costs for share-based awards, Former Del Taco utilizes the Black-Scholes option pricing model, and Former Del Taco has developed estimates of various inputs including forfeiture rate, expected term, expected volatility and risk-free interest rate. These assumptions generally require significant judgment. The forfeiture rate is based on historical rates and reduces the compensation expense recognized. The expected term for options granted is derived using the “simplified” method, in accordance with SEC guidance. Expected volatility is estimated using publicly-traded peer companies in Former Del Taco’s market category. These are selected based on similarities of size and other financial and operational characteristics. Volatility is calculated with reference to the historical daily closing equity prices of peer companies, prior to the grant date, over a period equal to the expected term. Former Del Taco calculates the risk-free interest rate using the implied yield for a U.S. Treasury security with constant maturity and a remaining term equal to the expected term of employee stock options. Former Del Taco does not anticipate paying any cash dividends for the foreseeable future and therefore uses an expected dividend yield of zero for option valuation purposes.

The following table summarizes the assumptions relating to stock options granted during the year ended December 30, 2014. Former Del Taco did not grant any stock options during the twelve weeks ended March 24, 2015 nor in the year ended December 31, 2013.

Fiscal Year Ended
2014
Risk-free interest rates	0.77%
Expected term	3.00 years
Expected dividend yield	0.00%
Expected volatility	29.32%

If in the future Former Del Taco determines that another method is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate volatility or expected life, the fair value calculated for stock options could change significantly. Higher volatility and longer expected lives result in an increase to stock-based compensation expense determined at the date of grant. Stock-based compensation expense affects general and administrative expense.

Former Del Taco estimates forfeiture rates based on an analysis of actual forfeitures and will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover behavior and other factors. Changes in the estimated forfeiture rate can have a significant effect on reported stock-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the stock-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the stock-based compensation expense recognized in the financial statements. The effect of forfeiture adjustments was insignificant for the year ended December 30, 2014. Former Del Taco will continue to use significant judgment in evaluating the expected term, volatility and forfeiture rate related to stock-based compensation.

It is necessary to estimate the fair value of the common stock underlying equity awards when computing fair value calculations under the Black-Scholes option pricing model. The fair value of common stock was assessed on each grant date by Former Del Taco’s board of directors. Given the absence of an active market for Former Del Taco’s common stock, Former Del Taco’s board of directors estimated Former Del Taco’s common stock’s fair value based on a third-party valuation report.

Former Del Taco has historically granted stock options with exercise prices not less than the fair value of common stock underlying such stock options, as determined on the date of grant by Former Del Taco’s board of directors, with input from management and from an independent third-party valuation expert. In Fiscal 2014, Former Del Taco granted stock options with strike prices of $22.60 per share, which was the estimated fair value of common stock on the grant dates. These stock options were intended to incentivize management to increase profitability and expand the business. The following table summarizes, by grant date, the stock options granted as of March 24, 2015 and their associated per share exercise prices:

Grant Date	Common Shares Underlying Options Granted	Exercise Price Per Share	Fair Value Per Common Share as Determined by Del Taco’s Board at Grant Date
May 20, 2014	70,000	$22.60	$22.60
September 20, 2011	20,000	$25.00	$25.00

The estimates used in determining the fair value of common stock are considered highly complex and subject to significant judgment. For example, the percentage weighting that is used between the different valuation approaches, the selection of the comparable public companies used in the guideline public company analysis, and the non-marketability discount used can all have different assumptions. There is also inherent uncertainty in forecasts and projections. If Former Del Taco had made different assumptions and estimates than those described previously, the amount of stock-based compensation expense and net income (loss) could have been materially different. Such estimates will not be necessary to determine fair value of new awards once the underlying shares begin trading.

Former Del Taco’s board of directors intended that all options granted be exercisable at prices per share not less than the per share fair market value of common stock underlying those options on the date of grant.

On March 20, 2015, the $120.0 million minority equity investment from the Levy Newco Parties triggered a change in control as defined in the long-term incentive plan governing the outstanding stock options and RSUs. As a result, vesting on all unvested stock options and RSUs was accelerated. All vested stock options were then exercised and shares were issued, net of the applicable option strike price and employee tax withholding obligations. Shares for all vested RSUs were also issued, net of shares withheld for employee tax withholding obligations. No stock options or RSUs remained outstanding as of March 24, 2015.

Pro Forma Financial Information

Unaudited pro forma condensed combined financial information for the Company as of March 24, 2015, for the three months ended March 24, 2015 and for the year ended December 30, 2014 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Properties

The Company’s principal executive office is located at 25521 Commercentre Drive, Lake Forest, CA 92630. Former Del Taco’s principal operating locations are described in the Proxy Statement in the section entitled “Information About Del Taco—Properties” beginning on page 200, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of the Closing Date by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 38,802,425 shares of common stock of the Company issued and outstanding as of the Closing Date.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares of Common Stock	Percent of Outstanding Common Stock
Goldman Sachs Mezzanine Partners (1)	2,266,954	5.8%
Lawrence F. Levy(2)(3)(4)	8,357,404	19.1%
Ari B. Levy(2)(3)(4)(5)	8,648,404	19.7%
Steven C. Florsheim(2)(3)(4)(5)	8,648,404	19.7%
Sophia Stratton(2)(3)(4)	8,357,404	19.1%
PW Acquisitions, LP(6)	3,343,125	8.6%
Pleasant Lake Partners LLC(7)	4,253,125	11.0%
Patrick Walsh(6)	3,343,125	8.6%
Belfer Investment Partners L.P.(8)	2,168,750	5.6%
Eileen Aptman(8)	867,500	2.2%
Joseph Stein	—	—
R.J. Melman(9)	5,000	*
Paul J.B. Murphy	187,907	*
Steven L. Brake	84,822	*
John D. Cappasola, Jr.	77,316	*
All executive officers and directors as a group (10 individuals)	13,214,074	34.1%

*	Represents less than 1%.
(1)	Shares beneficially owned by Goldman Sachs Mezzanine Partners consist of (i) 1,361,305 shares owned by GSMP 2006 Onshore US, Ltd.; (ii) 934,487 shares owned by GSMP 2006 Offshore US, Ltd.; and (iii) 184,289 shares owned by GSMP 2006 Institutional US, Ltd. (collectively, the “GS Entities”). The GS Entities, of which affiliates of The Goldman Sachs Group, Inc. are the investment manager, share voting and investment power with certain of their respective affiliates. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares held directly or indirectly by the GS Entities, except to the extent of its pecuniary interest therein, if any. Ms. Tanya Barnes is a Managing Director of Goldman, Sachs & Co. and Mark Wetzel is a Vice President of Goldman, Sachs & Co. and each may be deemed to have beneficial ownership of the shares held by the GS Entities. The GS Entities, of which affiliates of The Goldman Sachs Group, Inc. (“GSG”) are the general partner, managing general partner or investment manager, share voting and investment power with certain of their respective affiliates. GSG, Goldman, Sachs & Co., Ms. Barnes and Mr. Wetzel each disclaim beneficial ownership of the shares held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The business address of the GS Entities, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is c/o The Goldman Sachs Group, 200 West Street, New York, New York 10282.
(2)	Includes 1,783,781 shares of common stock purchased by the Sponsor prior to LAC’s initial public offering (the “Founder Shares”). An aggregate of 937,500 Founder Shares will be subject to forfeiture by LAC’s initial stockholders or their permitted transferees on the fifth anniversary of the Business Combination unless following the Business Combination the last sale price of our common stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). The manager of the Sponsor is Levy Family Partners, LLC. Also includes 1,524,000 shares of common stock held by Levy Family Partners, LLC. Lawrence F. Levy (a member of the Company’s board of directors), Ari B. Levy (a member of the Company’s board of directors), Steven C. Florsheim and Sophia Stratton are the managers of Levy Family Partners, LLC and, acting by majority vote, exercise voting and dispositive control over the shares held by the Sponsor and by Levy Family Partners, LLC. Accordingly, they may be deemed to share beneficial ownership of such shares. These stockholders disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3)	Includes 4,660,000 private placement warrants to purchase 4,660,000 shares of common stock owned by the Sponsor which will become exercisable thirty days after the Closing Date. Also includes 389,623 private placement warrants to purchase 389,623 shares of common stock that LAC issued to the Sponsor to partially repay working capital loans owed by LAC to the Sponsor.
(4)	Includes 1,783,781 Founder Shares (which includes 445,945 shares subject to forfeiture) held by the Sponsor.
(5)	Includes 291,000 shares held by SABA Investment Partners, LLC. Messrs. Ari Levy and Florsheim are executive officers of SABA Investment Partners, LLC. These stockholders disclaim beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Reflects shares held by PW Acquisitions, LP. Patrick Walsh is the chief executive officer and managing member of the General Partner of PW Acquisitions, LP and exercises voting and dispositive power over these shares. The business address of this stockholder is 141 W. Jackson Blvd., Chicago, IL 60604.
(7)	Consists of 1,753,125 shares held for the account of Pleasant Lake Offshore Master Fund L.P. (the “Master Fund”) and 2,500,000 shares held for the account of the Del Taco Series, a series of Pleasant Lake Opportunities Fund L.P. (the “Opportunities Fund”). Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Master Fund. Pleasant Lake Onshore GP LLC (“GP LLC”) serves as the General Partner of the Master Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and GP LLC. Pleasant Lake Partners LLC (“PLP”) serves as the investment manager of the Opportunities Fund. PL Opportunities GP LLC (“Opportunities GP LLC”) serves as the General Partner of the Opportunities Fund. PLP MM LLC is the managing member of PLP. Jonathan Lennon serves as the manager of PLP MM LLC and Opportunities GP LLC and exercises voting and dispositive power over these shares. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of its or his pecuniary interest therein. The business address of this stockholder is 110 Green Street, Suite 604, New York, NY 10013.
(8)	The shares in the table held by Belfer Investment Partners, L.P. consist of 1,301,250 shares held by Belfer Investment Partners, L.P. and 867,500 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC. Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein except to the extent of his, her or its pecuniary interest therein. The business address of this stockholder and Lime Partners, LLC is 767 Fifth Avenue, 46th Floor, New York, NY 10153.
(9)	Reflects shares held in an investment trust.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 244, which is incorporated herein by reference.

On June 30, 2015, Patrick Walsh, Eileen Aptman, Paul J.B. Murphy, III, Joseph Stein and R.J. Melman were elected by LAC’s stockholders to serve as directors effective upon consummation of the Business Combination. Eileen Aptman was elected to serve as a Class I director with a term expiring at the Company’s annual meeting of stockholders in 2017. Joseph Stein and Patrick Walsh were elected to serve as Class II directors with terms expiring at the Company’s annual meeting of stockholders in 2018. Paul J.B. Murphy III and R.J. Melman were elected to serve as Class III directors with a term expiring at the Company’s annual meeting of stockholders in 2016. The size of the board of directors of the Company is seven members. Lawrence Levy was appointed as a Class I director of LAC on November 19, 2013 and was re-elected at LAC’s 2014 annual meeting of stockholders to serve as a Class I director with a term expiring at LAC’s annual meeting of stockholders in 2017. Lawrence Levy will continue as a Class I director of the Company with a term expiring at the Company’s annual meeting of stockholders in 2017. Ari B. Levy was appointed as a Class III director of LAC on November 19, 2013 with a term expiring at LAC’s annual meeting of stockholders in 2016. Ari Levy will continue as a Class III director of the Company with a term expiring at the Company’s annual meeting of stockholders in 2016. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 244, which is incorporated herein by reference.

Upon the Closing, Joseph Stein (chair), Eileen Aptman and Patrick D. Walsh were appointed by the board of directors to serve on the Audit Committee of the board of directors, Eileen Aptman (chair), Patrick D. Walsh and R.J. Melman were appointed by the board of directors to serve on the Compensation Committee of the board of directors and Patrick D. Walsh (chair), Joseph Stein and R.J. Melman were appointed by the board of directors to serve on the Corporate Governance and Nominating Committee of the board of directors. Information with respect to the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is set forth in the Proxy Statement in the section entitled “Management after the Business Combination” beginning on page 244, which is incorporated herein by reference.

Upon the Closing, Paul J.B. Murphy, III was appointed to serve as the Company’s President and Chief Executive Officer, Steven L. Brake was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, John D. Cappasola, Jr. was appointed to serve as the Company’s Executive Vice President and Chief Brand Officer and David Pear was appointed to serve as the Company’s Senior Vice President of Operations. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Del Taco Management” beginning on page 208, which is incorporated herein by reference.

In connection with the Closing, Howard Bernick, Craig Duchossois, Marc Simon, Greg Flynn, and Steven Florsheim resigned from their positions as directors, and each executive officer of LAC immediately prior to the Closing resigned from his or her respective position as an executive officer.

Executive Compensation

The compensation of our executive officers is generally described in the Proxy Statement in the section entitled “Management after the Business Combination—Director and Executive Officer Compensation—Executive Compensation” beginning on page 247, which is incorporated herein by reference. The compensation of the named executive officers of Former Del Taco before the Business Combination is set forth in the Proxy Statement in the section entitled “Del Taco Management—Del Taco Executive Compensation” beginning on page 208, which is incorporated herein by reference. The compensation of LAC’s named executive officers before the Business Combination is set forth in the Proxy Statement in the section entitled “Information About LAC—LAC Executive Compensation” beginning on page 187, which is incorporated herein by reference.

On June 30, 2015, LAC’s stockholders of the Company approved the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Incentive Plan”). A description of the Incentive Plan is set forth in the Proxy Statement in the section entitled “Proposal No. 6—Approval and Adoption of the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan” beginning on page 169, which is incorporated herein by reference. A copy of the full text of the Incentive Plan is filed as Exhibit 10.7 to this Current Report on Form 8-K and is incorporated herein by reference.

Director Compensation

The compensation of our directors is generally described in the Proxy Statement in the section entitled “Management after the Business Combination—Director and Executive Officer Compensation—Director Compensation” beginning on page 249, which is incorporated herein by reference.

Certain Relationships and Related Transactions

A description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 265, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Management Rights Letter Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Employment Letter Agreements and Severance Agreements,” of this Current Report on Form 8-K is incorporated herein by reference.

Prior to the Closing, the Sponsor advanced to the Company $914,259 in working capital loans. At the Closing, the Sponsor converted $389,623 of these loans into 389,623 private placement warrants. These warrants will become exercisable 30 days after the completion of the Business Combination, and will expire at 5:00 p.m.,

New York time, five years after the completion of the Business Combination or earlier upon redemption or liquidation. The exercise price of these warrants is $11.50 per share. Also at the Closing, the Company repaid in cash the remaining $524,636 in working capital loans.

Independence of Directors

The Company’s board of directors has determined that Patrick Walsh, Eileen Aptman, R.J. Melman and Joseph Stein are independent within the meaning of Nasdaq Rule 5605(a)(2). The Company’s board of directors has also determined that each member of its Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent under Nasdaq Rule 5605(a)(2) and the Internal Revenue Code.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “Information About Del Taco—Legal Proceedings” beginning on page 207, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 271, which is incorporated herein by reference. As of July 1, 2015, there were 83 holders of record of the Company’s common stock.

The trading symbol for the Company’s common stock is “TACO,” and the trading symbol for the Company’s warrants is “TACOW.”

On June 30, 2015, in connection with the Closing, all of the units of the Company separated into their component parts of one share of common stock and one warrant to purchase one share of common stock of the Company, and the units ceased trading on the Nasdaq Capital Market.

Recent Sales of Unregistered Securities

Information about unregistered sales of LAC’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 3 to LAC’s Registration Statement on Form S-1 (File No. 333-191587) filed with the SEC on November 12, 2013 and under “Item 3.02. Unregistered Sales of Equity Securities” in LAC’s Current Report on Form 8-K filed with the SEC on March 12, 2015. As of June 30, 2015 the per share closing common stock price of the Company was $15.22, as reported by the Nasdaq Stock Market.

On June 30, 2015, the Company issued 16,553,540 shares of common stock to Former Del Taco stockholders as part of the consideration for the Business Combination pursuant to the Merger Agreement. On June 30, 2015, the Company issued an aggregate of 3,500,000 shares of common stock pursuant to certain common stock purchase agreements (the “Common Stock Purchase Agreements”) to three investors at a purchase price of $10.00 per share. The shares of the Company’s common stock issued in connection with the Merger Agreement and the Common Stock Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

As disclosed under “Certain Relationships and Related Transactions” above, on the Closing Date, the Company issued 389,623 private placement warrants to the Sponsor in satisfaction of an aggregate amount of $389,623 in working capital loans made by the Sponsor to LAC. The terms of the private placement warrants are set forth in the Proxy Statement in the section entitled “Description of Securities—Warrants—Private Placement Warrants” beginning on page 255, which is incorporated by reference herein.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement in the section entitled “Description of Securities” beginning on page 250, which is incorporated by reference herein.

The Company has authorized 401,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, $0.0001 par value per share, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of the Closing Date, there were 38,802,425 shares of the Company’s common stock issued and outstanding and warrants to purchase 12,639,623 shares of the Company’s common stock outstanding. As of July 1, 2015, there were 83 holders of record of the Company’s common stock and 7 holders of record of the Company’s warrants. Such numbers do not include Depository Trust Company (DTC) participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in “Part II, Item 14. Indemnification of Directors and Officers” of Amendment No. 3 to LAC’s Registration Statement on Form S-1 (File No. 333-191587) filed with the SEC on November 12, 2013, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The financial statements of Del Taco Holdings, Inc. included in the Proxy Statement beginning on page F-34 are incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under “—Financial Statements and Supplementary Data” and “Item 9.01. Financial Statements and Exhibits” of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

Reference is made to the disclosure set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning financial information of Former Del Taco, which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

Information about unregistered sales of LAC’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-191587) filed with the SEC on November 12, 2013 and under “Item 1.01. Entry into a Material Definitive Agreement” and “Item 3.02. Unregistered Sales of Equity Securities” of the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2015, which are incorporated herein by reference.

On June 30, 2015, the Company issued 16,553,540 shares of common stock to Former Del Taco stockholders as part of the consideration for the Business Combination pursuant to the Merger Agreement. On June 30, 2015, the Company issued an aggregate of 3,500,000 shares of common stock pursuant to certain common stock purchase agreements (the “Common Stock Purchase Agreements”) to three investors at a purchase price of $10.00 per share. The shares of the Company’s common stock issued in connection with the Merger Agreement and the Common Stock Purchase Agreements were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

As disclosed under “Certain Relationships and Related Transactions” in this Form 8-K, on the Closing Date, the Company issued 389,623 private placement warrants to the Sponsor in satisfaction of an aggregate amount of $389,623 in working capital loans made by the Sponsor to LAC. The terms of the private placement warrants are set forth in the Proxy Statement in the section entitled “Description of Securities—Warrants—Private Placement Warrants” beginning on page 255, which is incorporated by reference herein.

Item 3.03. Material Modification to Rights of Security Holders.

On June 30, 2015, the Company filed a Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware. The material terms of the Restated Certificate and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement under the sections entitled “Proposal No. 2—Approval of the Amendments to LAC’s Amended and

Restated Certificate of Incorporation to Change the Name and to Remove Certain Provisions Relating to its Status as a Blank Check Company” beginning on page 162, “Proposal No. 3—Approval of Amendment to LAC’s Amended and Restated Certificate of Incorporation to Adopt Delaware As the Exclusive Forum for Certain Legal Actions” beginning on page 164, and “Proposal No. 4—Approval of Amendment to LAC’s Certificate of Incorporation To Eliminate the Ability of Stockholders to Act by Written Consent” beginning on page 166, which are incorporated by reference herein.

A copy of the Restated Certificate was filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 5.01. Changes in Control of the Registrant.

The disclosure set forth under “Introductory Note” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers” and “Item 2.01. Completion of Acquisition or Disposition of Assets—Executive Compensation” of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of Del Taco Holdings, Inc. included in the Proxy Statement beginning on page F-34 are incorporated herein by reference.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial information of Del Taco Restaurants, Inc. as of March 24, 2015, for the three months ended March 24, 2015 and for the year ended December 30, 2014 is attached as exhibit 99.1 hereto.

(d) Exhibits

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of March 12, 2015, by and among Levy Acquisition Corp., Levy Merger Sub, LLC and Del Taco Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Levy Acquisition Corp.’s Current Report on Form 8-K (File No. 001-36197) filed with the SEC on March 12, 2015).

3.1	Second Amended and Restated Certificate of Incorporation.

3.2	Bylaws (incorporated by reference to Exhibit 3.3 to Levy Acquisition Corp.’s Registration Statement on Form S-1 (File No. 333-191587), filed with the Securities and Exchange Commission on October 7, 2013).

4.1	Specimen Common Stock Certificate.

4.2	Warrant Agreement, dated as of November 13, 2013, between Levy Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to Levy Acquisition Corp.’s Current Report on Form 8-K (File No. 001-36197), filed with the Securities and Exchange Commission on November 19, 2013).

4.3	Specimen Warrant Certificate.

10.1	Stockholders Agreement, dated as of March 12, 2015, by and among Levy Acquisition Corp. and certain holders of common stock of Levy Acquisition Corp. and certain other persons (incorporated by reference to Exhibit 10.1 to Levy Acquisition Corp.’s Current Report on Form 8-K (File No. 001-36197), filed with the Securities and Exchange Commission on March 12, 2015).

10.2	Management Rights Letter Agreement, dated June 30, 2015, between Levy Acquisition Corp. and GS Mezzanine Partners 2006 Institutional, L.P.

10.3	Employment Letter Agreement, dated January 15, 2009, between Paul J.B. Murphy, III and Del Taco Holdings, Inc. (as amended on December 15, 2014).

10.4	Employment Letter Agreement, dated July 17, 2008, between John Cappasola, Jr. and Del Taco Holdings, Inc. (as amended on May 3, 2011 and December 15, 2014).

10.5	Severance Agreement, dated July 21, 2009, between Steven L. Brake and Del Taco Holdings, Inc. (as amended on December 15, 2014).

10.6	Senior Credit Facility, as amended, dated April 1, 2013 between F&C Restaurant Holding Co., Sagittarius Restaurants LLC and General Electric Capital Corporation.

10.7	Del Taco Restaurants, Inc. Omnibus Incentive Plan (incorporated by reference to Annex C to Levy Acquisition Corp’s definitive proxy statement (File No. 001-36197) filed with the Securities and Exchange Commission on June 11, 2015).

10.8	Form of Development Agreement.

21.1	Subsidiaries of the registrant.

99.1	Unaudited pro forma condensed combined financial information of Del Taco Restaurants, Inc. as of March 24, 2015, for the three months ended March 24, 2015 and for the year ended December 30, 2014.

99.2	Press Release.

†	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO RESTAURANTS, INC.

By:	/s/ Steven L. Brake
Name:	Steven L. Brake
Title:	Executive Vice President and Chief Financial Officer

Date: July 2, 2015